Exhibit 10.2

CREDIT AGREEMENT

Dated as of April 30, 2007

among

HANDLEMAN COMPANY,

as Parent Guarantor,

HANDLEMAN ENTERTAINMENT RESOURCES L.L.C.

and

CERTAIN OTHER DOMESTIC SUBSIDIARIES OF HANDLEMAN COMPANY,

as Borrowers,

HANDLEMAN COMPANY OF CANADA, LIMITED,

HANDLEMAN UK LIMITED AND CERTAIN OTHER

SUBSIDIARIES OF HANDLEMAN COMPANY

SIGNATORY HERETO AS CREDIT PARTIES,

THE LENDERS SIGNATORY HERETO FROM TIME TO TIME,

as Lenders,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent, Agent and Lender,

and

GE CAPITAL MARKETS, INC.,

as Lead Arranger

(continued)

i

(continued)

(continued)

(continued)

(continued)

v

INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	Letters of Credit
Annex C (Section 1.8)	-	Cash Management System
Annex D (Section 2.1(a))	-	Closing Checklist
Annex E (Section 4.1(a))	-	Financial Statements and Projections - Reporting
Annex F (Section 4.1(b))	-	Collateral Reports
Annex G (Section 6.10)	-	Financial Covenants
Annex H (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	-	Notice Addresses
Annex J (from Annex A - Commitments definition)	-	Commitments as of Closing Date
Exhibit 1.1(a)(i)	-	Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	-	Form of Revolving Note
Exhibit 1.1(c)(ii)	-	Form of Swing Line Note
Exhibit 1.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 4.1(b)	-	Form of Borrowing Base Certificate
Exhibit 9.1(a)	-	Form of Assignment Agreement
Exhibit A-1	-	Form of Canadian Guaranty
Exhibit A-2	-	Form of Canadian Security Agreement
Exhibit A-3	-	Form of Landlord Collateral Access Agreement
Exhibit A-4	-	Form of U.K. Fixed and Floating Security Document
Exhibit A-5	-	Form of U.K. Share Charge
Exhibit A-6	-	Form of U.S. Pledge and Security Agreement
Exhibit B-1	-	Application for Standby Letter of Credit

Schedule 1.1(a)	-	Insignificant Subsidiaries
Schedule 1.1(b)	-	Reorganization
Schedule 1.1(c)	-	Material Customers
Schedule 1.1(d)	-	Agent’s Representatives
Schedule 1.4	-	Sources and Uses; Funds Flow Memorandum
Schedule 3.1	-	Jurisdiction of Organization and Qualifications
Schedule 3.2	-	Capital Stock and Ownership
Schedule 3.13	-	Real Estate Assets
Schedule 3.16	-	Material Contracts
Schedule 3.19	-	Employee Matters
Schedule 3.20	-	Employee Benefit Plans
Schedule 3.27	-	Insurance
Schedule 3.30	-	Affiliate Transactions
Schedule 3.31	-	Intellectual Property
Schedule 3.35	-	Operating Leases
Schedule 5.14	-	Deposit and Securities Accounts

Schedule 6.1	-	Certain Indebtedness
Schedule 6.2	-	Certain Liens
Schedule 6.6	-	Certain Investments

This CREDIT AGREEMENT (this “Agreement”), dated as of April 30, 2007 among HANDLEMAN COMPANY, a Michigan corporation (the “Holdings”), HANDLEMAN ENTERTAINMENT RESOURCES L.L.C., a Michigan limited liability company (“Handleman Entertainment”), the other Subsidiaries of Holdings identified on the signature pages hereto as “Borrowers” (such Subsidiaries, together with Handleman Entertainment, are sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders, GE Capital Financial Inc., as an L/C Issuer (an “L/C Issuer”) and the other Lenders signatory hereto from time to time.

RECITALS

WHEREAS, Borrowers have requested that Lenders extend a revolving credit facility to Borrowers of up to One Hundred Ten Million Dollars ($110,000,000) in the aggregate for the purpose of refinancing certain indebtedness of Holdings and its Subsidiaries and to provide (a) working capital financing for Holdings and its Subsidiaries, (b) funds to repay certain existing Indebtedness of Holdings and its Subsidiaries, (c) funds for other general corporate purposes of Holdings and its Subsidiaries, and (d) funds for other purposes permitted hereunder; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein; and

WHEREAS, Borrowers have agreed to secure all of their obligations under the Loan Documents by granting to Agent, for the benefit of Agent and the Lenders, a security interest in and lien upon all of their existing and after-acquired personal and real property; and

WHEREAS, each of Holdings and the other Credit Parties signatory hereto are willing to guarantee all of the obligations of Borrowers to Agent and Lenders under the Loan Documents and to grant to Agent, for the benefit of Agent and the Lenders, a security interest in and lien upon substantially all of their respective assets to secure such guaranty; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	AMOUNT AND TERMS OF CREDIT

1.1. Credit Facilities.

(a) Revolving Credit Facility.

(i) Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date, Borrowers may borrow, repay and reborrow under this Section 1.1(a)); provided that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time. Borrowing Availability may be reduced by Reserves (i) imposed by Agent in its reasonable credit judgment or (ii) as may be requested from time to time by the Term Loan Agent. Each Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to one of the representatives of Agent identified on Schedule 1.1(d) at the address specified therein. Any such notice must be given no later than (1) 12:00 p.m. (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 12:00 p.m. (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a “Notice of Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent. If any Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 1.5(e).

(ii) Except as provided in Section 1.11, each Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a “Revolving Note” and, collectively, the “Revolving Notes”). Each Revolving Note shall represent the obligation of the applicable Borrower to pay the amount of the applicable Revolving Lender’s Revolving Loan Commitment or, if less, such Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to such Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the aggregate Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

2

(iii) Anything in this Agreement to the contrary notwithstanding, at the request of Borrower Representative, in its discretion Agent may (but shall have absolutely no obligation to), make Revolving Credit Advances to Borrowers on behalf of Revolving Lenders in amounts that cause the outstanding balance of the aggregate Revolving Loan to exceed the Borrowing Base (less the Swing Line Loan) (any such excess Revolving Credit Advances are herein referred to collectively as “Overadvances”); provided that (A) no such event or occurrence shall cause or constitute a waiver of Agent’s, Swing Line Lender’s or Revolving Lenders’ right to refuse to make any further Overadvances, Swing Line Advances or Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists, and (B) no Overadvance shall result in a Default or Event of Default based on Borrowers’ failure to comply with Section 1.1(a)(iii) for so long as Agent permits such Overadvance to be outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. All Overadvances shall constitute Index Rate Loans, shall bear interest at the Default Rate and shall be payable on the earlier of demand or the Commitment Termination Date. Except as otherwise provided in Section 1.11(b), the authority of Agent to make Overadvances is limited to an aggregate amount not to exceed the lesser of (i) $7,500,000 or (ii) the product of (A) the Borrowing Base times (B) 107.50%, at any time, shall not cause the aggregate Revolving Loan to exceed the Maximum Amount, and may be revoked prospectively by a written notice to Agent signed by Revolving Lenders holding more than 50% of the Revolving Loan Commitments.

(b) [Intentionally Omitted].

(c) Swing Line Facility.

(i) Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”) in accordance with any such notice. The provisions of this Section 1.1(c) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(a); provided that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Revolving Credit Lenders pursuant to such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) the lesser of the Maximum Amount and (except for Overadvances) the Borrowing Base, in each case, less the outstanding balance of the Revolving Loan at such time (“Swing Line Availability”). Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(c). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered to Agent by Borrower Representative on behalf of the applicable Borrower in accordance with

3

Section 1.1(a). Any such notice must be given no later than 12:00 p.m. (New York time) on the Business Day of the proposed Swing Line Advance. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from Requisite Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that Swing Line Advance, and to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(c)(iii) or purchase participating interests in accordance with Section 1.1(c)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Borrowers shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.

(ii) Each Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. Each note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(c)(ii) (each a “Swing Line Note” and, collectively, the “Swing Line Notes”). Each Swing Line Note shall represent the obligation of each Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to such Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(iii) The Swing Line Lender, at any time and from time to time no less frequently than once weekly shall on behalf of any Borrower (and each Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to each Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender’s Pro Rata Share of the principal amount of the applicable Borrower’s Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Section 8.1(h) or 8.1(i) has occurred (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender prior to 3:00 p.m. (New York time) in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan of the applicable Borrower.

4

(iv) If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Section 8.1(h) or 8.1(i) has occurred, then, subject to the provisions of Section 1.1(c)(v) below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of the applicable Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan to such Borrower in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v) Each Revolving Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(c)(iii) and to purchase participation interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Section 1.1(c)(iii) or 1.1(c)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(d) Reliance on Notices; Appointment of Borrower Representative. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary. Each Borrower hereby designates Handleman Entertainment as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant,

5

agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

1.2. Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower Representative, on behalf of the applicable Borrower, shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of each Borrower.

1.3. Prepayments.

(a) Voluntary Prepayments; Reductions in Revolving Loan Commitments. Borrowers may at any time on at least five (5) days’ prior written notice by Borrower Representative to Agent permanently reduce (but not terminate) the Revolving Loan Commitment; provided that (A) any such prepayments or reductions shall be in a minimum amount of $5,000,000 and integral multiples of $250,000 in excess of such amount, (B) the Revolving Loan Commitment shall not be reduced to an amount less than $85,000,000, and (C) after giving effect to such reductions, Borrowers shall comply with Section 1.3(b)(i). In addition, Borrowers may at any time on at least ten (10) days’ prior written notice by Borrower Representative to Agent terminate the Revolving Loan Commitment; provided that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B. Any voluntary prepayment and any reduction or termination of the Revolving Loan Commitment must be accompanied by payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such reduction or termination of the Revolving Loan Commitment, each Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be; provided that a permanent reduction of the Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit. Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied.

(b) Mandatory Prepayments.

(i) If at any time the aggregate outstanding balances of the Revolving Loan and the Swing Line Loan exceed the lesser of (A) the Maximum Amount and (B) the Borrowing Base, Borrowers shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess. Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) shall be repaid in accordance with Section 1.1(a)(iii).

6

(ii) Asset Sales. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds to the extent that the aggregate amount of Net Asset Sale Proceeds received by Holdings and all such Subsidiaries (and not applied as provided herein) shall exceed for all such Asset Sales $100,000 in any Fiscal Year, or $500,000 since the Closing Date, (A) from any ABL Priority Collateral (other than the sale or other disposition of the Stock of Air Eagle, LLC), the Borrowers shall prepay the Loans; (B) from any Term Priority Collateral (other than the sale or disposition of the Stock of Air Eagle, LLC and/or from any leases or sub-leases permitted by Section 6.8(g)), the Borrowers shall prepay the Loans; provided that the amount of any mandatory payment required to be made under this Section 1.3(b)(ii)(B) shall be reduced, on a dollar-for-dollar basis, by (x) the amount of any corresponding mandatory prepayment made under the Term Loan Agreement or (y) the amount of any reinvestment of such proceeds made in accordance with the Term Loan Agreement.

(iii) Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Agent as loss payee, of any Net Insurance/Condemnation Proceeds to the extent that the aggregate amount of Net Insurance/Condemnation Proceeds and Extraordinary Receipts received by Holdings and all such Subsidiaries (and not applied as provided herein or as in subsection (vii) below) shall exceed $100,000 since the Closing Date, (A) from any ABL Priority Collateral, the Borrowers shall prepay the Loans; (B) from any Term Priority Collateral, the Borrowers shall prepay the Loans; provided that the amount of any mandatory payment required to be made under this Section 1.3(b)(iii)(B) shall be reduced, on a dollar-for-dollar basis, by (x) the amount of any corresponding mandatory prepayment made under the Term Loan Agreement or (y) the amount of any reinvestment of such proceeds made in accordance with the Term Loan Agreement.

(iv) Issuance of Equity Securities. On the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from any capital contribution to, or the issuance of any Stock of, Holdings, the Borrowers shall prepay the outstanding Loans and a permanent Reserve shall be imposed against the Borrowing Base in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, to the extent used to prepay the Loans.

(v) Issuance of Debt. On the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Sections 6.1(a) through (m)), the Borrowers shall prepay the outstanding Loans and a permanent Reserve shall be imposed against the Borrowing Base in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, to the extent used to prepay the Loans.

7

(vi) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending May 3, 2008), the Borrowers shall, no later than ninety (90) days after the end of such Fiscal Year, prepay the outstanding Loans and a permanent Reserve shall be imposed against the Borrowing Base in an amount equal to seventy-five percent (75%) of such Consolidated Excess Cash Flow, to the extent used to prepay the Loans.

(vii) Extraordinary Receipts. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Extraordinary Receipts, to the extent that the aggregate amount of Extraordinary Receipts and Net Insurance/Condemnation Proceeds received by Holdings and all such Subsidiaries (and not applied as provided herein or as in subsection (iii) above) shall exceed $100,000 since the Closing Date, the Borrowers shall prepay the outstanding Loans and a permanent Reserve shall be imposed against the Borrowing Base in an aggregate amount equal to one hundred percent (100%) of such Extraordinary Receipts, to the extent used to prepay the Loans.

(viii) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to Sections 1.3(b)(ii) through (vii), Holdings shall deliver to Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds, Consolidated Excess Cash Flow or other applicable financial tests or proceeds giving rise to the prepayment, as the case may be. In the event that Holdings or any of its Subsidiaries shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrowers shall promptly make an additional prepayment of the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an amount equal to such excess, and Holdings shall concurrently therewith deliver to Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(c) Application of Certain Mandatory Prepayments. Any prepayments made by any Borrower pursuant to Sections 1.3(b)(ii) through (b)(vii) above shall be applied as follows: first, to the principal balance of the Swing Line Loan outstanding until the same has been repaid in full; second, to the principal balance of Revolving Credit Advances outstanding until the same has been paid in full; and third, to any Letter of Credit Obligations to provide cash collateral therefore in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B.

(d) [Intentionally Omitted].

8

(e) No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.4. Use of Proceeds. Borrowers shall utilize the proceeds of the Loans solely for the Refinancing (and to pay any related transaction expenses), to repay the Existing Intercompany Notes, and for the financing of Holdings’ and its Subsidiaries’ ordinary working capital and general corporate needs. Schedule 1.4 contains a description of Borrowers’ sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

1.5. Interest and Applicable Margins.

(a) Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum; and (ii) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	0.50%

Applicable Revolver LIBOR Margin	1.75%

Applicable L/C Margin	1.75%

Applicable Unused Line Fee Margin	0.50%

9

The Applicable Margins may be adjusted by reference to the following grids:

If average Borrowing Availability (for the prior thirty days) plus Qualified Cash at the end of each Fiscal Quarter is:	If trailing twelve months Consolidated Adjusted EBITDA at the end of each Fiscal Quarter is:	Level of Applicable Margins:

Greater than:

$70,000,000 during the first Fiscal Quarter of any Fiscal Year; or

$150,000,000 during the second Fiscal Quarter of any Fiscal Year; or

$130,000,000 during the third Fiscal Quarter of any Fiscal Year; or

$60,000,000 during the fourth Fiscal Quarter of any Fiscal Year.

	Greater than $35,000,000.	Level I

Greater than: $13,000,000 for any Fiscal Quarter ending on or prior to May 3, 2008; or $18,000,000 for any Fiscal Quarter ending after May 3, 2008.

Greater than:

$7,000,000 for the Fiscal Quarters ended April 28, 2007 and April 28, 2007; or

$10,000,000 for the Fiscal Quarter ended October 27, 2007; or

$15,000,000 for the Fiscal Quarter ended January 31, 2007; or

$20,000,000 for the Fiscal Quarter ended May 3, 2008; or

$25,000,000 for the Fiscal Quarter ended on or about July 31, 2008 and each Fiscal Quarter thereafter.

Level II

Less than or equal to: $13,000,000 for any Fiscal Quarter ending on or prior to May 3, 2008; or $18,000,000 for any Fiscal Quarter ending after May 3, 2008.

Less than or equal to:

$7,000,000 for the Fiscal Quarters ended April 28, 2007 and April 28, 2007; or

$10,000,000 for the Fiscal Quarter ended October 27, 2007; or

$15,000,000 for the Fiscal Quarter ended January 31, 2007; or

Level III

10

If average Borrowing Availability (for the prior thirty days) plus Qualified Cash at the end of each Fiscal Quarter is:	If trailing twelve months Consolidated Adjusted EBITDA at the end of each Fiscal Quarter is:	Level of Applicable Margins:

$20,000,000 for the Fiscal Quarter ended May 3, 2008; or $25,000,000 for the Fiscal Quarter ended on or about July 31, 2008 and each Fiscal Quarter thereafter.

Applicable Margins
	Level I	Level II	Level III
Applicable Revolver Index Margin	0.00%	0.25%	0.50%
Applicable Revolver LIBOR Margin	1.50%	1.75%	2.00%
Applicable L/C Margin	1.50%	1.75%	2.00%
Applicable Unused Line Fee Margin	0.50%	0.50%	0.50%

If the two financial tests described above result in a disparity in Applicable Margins, the test resulting in the greater level of Applicable Margins will prevail.

Adjustments in the Applicable Margins commencing with the Fiscal Quarter ending July 2007 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least five (5) days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrower Representative shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

11

(c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) So long as an Event of Default has occurred and is continuing under Section 8.1(a), (f) or (g) or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless Agent or Requisite Lenders elect to impose a smaller increase (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e) Subject to the conditions precedent set forth in Section 2.2, Borrower Representative shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan upon payment of an administrative fee of $250 and subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 12:00 p.m. (New York time) on the third Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower Representative wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Loan by 12:00 p.m. (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower Representative must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).

12

(f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

1.6. Eligible Accounts. All of the Accounts owned by each Borrower Party and reflected in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria, and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment, reflecting changes in the collectibility or realization values of such Accounts arising or discovered by Agent after the Closing Date subject to the approval of the Agent and Supermajority Revolving Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available. Eligible Accounts shall not include any Account of any Borrower Party:

(a) that does not arise from the sale of goods or the performance of services by such Borrower Party in the ordinary course of its business;

(b)(i) upon which such Borrower Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Borrower Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrower Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

(d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

13

(e) with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

(f) that (i) is not owned by such Borrower Party or (ii) is subject to any Lien of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders, Liens in favor of the Term Loan Agent or Permitted Liens (subject to Reserves established by Agent in its reasonable discretion);

(g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party;

(h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and such Borrower Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

(i) that is the obligation of an Account Debtor located in a foreign country other than Canada (solely with respect to Accounts of the Canadian Operating Company) and/or the United Kingdom (solely with respect to Accounts of the U.K. Operating Company) unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer;

(j) to the extent such Borrower Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower Party or any Subsidiary thereof but only to the extent of the potential offset;

(k) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(l) upon the occurrence of any of the following:

(i) the Account is not paid within the earlier of: (A) sixty (60) days following its due date or (B) ninety (90) days following its original invoice date (other than Accounts owing by Shopko or Pamida, in which case such Account is not paid within one hundred-twenty (120) days following its original invoice date);

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(iii) the Account is in default under any customer agreement between the applicable Borrower Party and such Account Debtor or the Account is deemed in default by the applicable Borrower Party based on its current policies and procedures; or

14

(iv) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(m) that is the obligation of an Account Debtor if twenty-five percent (25%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.6;

(n) as to which Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien except with respect to Prior Statutory Claims;

(o) as to which any of the representations or warranties in the Loan Documents are untrue;

(p) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(q) to the extent such Account exceeds any credit limit established by Agent, in its reasonable credit judgment;

(r) to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed ten percent (10%) of all Eligible Accounts; provided, however that if such Account Debtor is either Wal-Mart Stores, Inc. or K-Mart, such ten percent (10%) limitation shall not apply so long as the applicable Borrower Party has provided Agent, promptly upon receipt or knowledge thereof, copies of any written correspondence from Wal-Mart Stores, Inc. or K-Mart, or other material information known to such Borrower Party, in each case related to changes in projected floor space usage, sales or projected sales, slow moving Inventory, Inventory returns and/or other similar matters;

(s) that is payable in any currency other than U.S. Dollars, Canadian Dollars (solely with respect to Accounts of the Canadian Operating Company) and/or British Pounds (solely with respect to Accounts of the U.K. Operating Company); or

(t) that represents the Prospective Dilution percentage, as of any date of determination, multiplied by the gross Accounts by each Borrower Party reflected in the most recent Borrowing Base Certificate.

1.7. Eligible Inventory. All of the Inventory owned by the Borrower Parties and reflected in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Inventory” for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust of the criteria set forth below and to establish new criteria and to

15

adjust advance rates with respect to Eligible Inventory, in its reasonable credit judgment reflecting changes in the salability or realization values of Inventory arising or discovered by Agent after the Closing Date, subject to the approval of Agent and Supermajority Revolving Lenders in the case of adjustments, new criteria or changes in advance rates which have the effect of making more credit available. Eligible Inventory shall not include any Inventory of any Borrower Party that:

(a) is not owned by such Borrower Party free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower Party’s performance with respect to that Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders, Liens in favor of the Term Loan Agent, and Permitted Liens (subject to Reserves established by Agent in its reasonable discretion);

(b)(i) is not located on premises owned, leased or rented by such Borrower Party and set forth on Schedule 3.13, or (ii) is stored at a leased location, unless Agent has given its prior consent thereto and unless either (x) a reasonably satisfactory landlord waiver has been delivered to Agent, or (y) Reserves reasonably satisfactory to Agent have been established with respect thereto or (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent and Reserves reasonably satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver has been delivered to Agent, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

(c) is placed on consignment or is in transit, except for Inventory in transit (x) between domestic locations of Credit Parties as to which Agent’s Liens have been perfected at origin and destination and (y) to a domestic location of a customer so long as (1) the freight on such shipment has been paid, (2) the title to such Inventory has not passed to such customer and (3) as to which Agent’s Liens have been perfected;

(d) is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders;

(e) is obsolete, slow moving (in excess of one year’s supply), unsalable, shopworn, seconds, damaged or unfit for sale, but only to the extent that any such Inventory has not been effectively removed from the Borrowing Base in accordance with the calculation of Net Orderly Liquidation Value;

(f) consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

(g) consists of goods which have been returned by the buyer (other than goods that are undamaged and resalable in such Borrower Party’s normal course of business without any repackaging (other than minor repackaging in accordance with customer requirements, the cost of which is minimal and in the ordinary course of such Borrower Party’s business));

16

(h) is not of a type held for sale in the ordinary course of such Borrower Party’s business;

(i) is not subject to a first priority lien in favor of Agent on behalf of itself and Lenders, subject to Permitted Liens as set forth in clause (e) of the definition thereof (subject to reserves satisfactory to Agent) and Prior Statutory Claims;

(j) breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

(k) consists of any costs associated with “freight-in” charges;

(l) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(m) is not covered by casualty insurance reasonably acceptable to Agent; or

(n) is subject to any patent or trademark license requiring the payment of royalties or fees (other than with respect royalties or fees that are (i) payable solely after the sale of such Inventory and (ii) constitute unsecured claims against the applicable Borrower Party) or requiring the consent of the licensor for a sale thereof by Agent.

1.8. Cash Management Systems. On or prior to the Closing Date, Holdings and its Subsidiaries will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).

1.9. Fees.

(a) Borrowers shall pay to GE Capital, individually, the Fees specified in the GE Capital Fee Letter.

(b) As additional compensation for the Revolving Lenders, Borrowers shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month (other than the month ended April 30, 2007, in which case payment shall be made on the day that is 5 Business Days after April 30, 2007) prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrowers’ non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Revolving Loan and the Swing Line Loan outstanding during the period for which such Fee is due.

17

(c) Borrowers shall pay to Agent, for the ratable benefit of Revolving Lenders, the Letter of Credit Fee as provided in Annex B.

1.10. Receipt of Payments. Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. (New York time). Payments received after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.11. Application and Allocation of Payments.

(a) So long as no Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied, first, to the Swing Line Loan and, second, the Revolving Loan; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iv) mandatory prepayments shall be applied as set forth in Sections 1.3(b) and 1.3(c). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In all circumstances, after acceleration or maturity of the Obligations, all payments and proceeds of Collateral shall be applied to amounts then due and payable in the following order: (1) to reimburse the L/C Issuer for all unreimbursed draws or payments made by it under Letters of Credit, (2) to Fees and Agent’s expenses reimbursable hereunder; (3) to interest on the Swing Line Loan; (4) to principal payments on the Swing Line Loan; (5) to interest on the other Loans, ratably in proportion to the interest accrued as to each Loan; (6) to principal payments on the other Loans and any Obligations under any Secured Rate Contract and to provide cash collateral for contingent Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Loans, Obligations under any Secured Rate Contract and outstanding Letter of Credit Obligations; and (7) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 11.3.

(b) Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of each Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums if Credit Parties fail to comply with the obligations under Section 5.4) and interest and principal, other than principal of the Revolving Loan, owing by Borrowers under

18

this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time. At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

1.12. Loan Account and Accounting. Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Advances, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations. Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month. Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.13. Indemnity.

(a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, penalties, fines, orders, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit (including, without limitation, the implementation, increase or maintenance of any Reserve hereunder at the request of the Term Loan Agent), and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY

19

OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower Representative has given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower Representative has given a notice thereof in accordance herewith, then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower Representative shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

1.14. Access. Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon two (2) Business Days’ prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party. If an Event of Default has occurred and is continuing, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrowers shall provide Agent and each Lender with access to their suppliers and customers. Each Credit Party shall make available to Agent and its counsel reasonably promptly originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument

20

necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least five (5) days’ prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrowers.

1.15. Taxes.

(a) Any and all payments by each Borrower hereunder (including any payments made pursuant to Section 12) or under the Notes, or by any other Credit Party under any Loan Document, shall (except to the extent required by applicable law) be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all Indemnified Taxes provided however, that the Credit Parties shall not be required to increase the sum payable under clause (i) below and the Credit Parties shall not be required to indemnify Agent and the Lenders under Section 1.15(b) for the failure of any Lender to comply with the requirements of Section 1.15(c) or 1.15(d). If any Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 12) or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of any Indemnified Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

(b) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefore, pay Agent and each Lender for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c) Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the IRC) for United States federal income tax purposes shall deliver to Borrower Representative and Agent two copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed, certifying that such Lender is exempt from United States backup withholding.

(d) Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and Agent a properly completed and executed

21

IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower Representative and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender. Each Lender agrees to provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered form and to promptly to notify Agent and Borrower Representative of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

1.16. Capital Adequacy; Increased Costs; Illegality.

(a) If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Agent shall be presumptive evidence of the matters set forth therein.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower Representative and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b).

22

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless Borrower Representative on behalf of such Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d) Within thirty (30) days after receipt by Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Section 1.15(a), 1.16(a) or 1.16(b), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower Representative, with the consent of Agent, may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers’ notice of intention to replace such Affected Lender. Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within ninety (90) days thereafter, Borrowers’ rights under this Section 1.16(d) shall terminate with respect to such Affected Lender and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

1.17. Single Loan. All Loans to each Borrower and all of the other Obligations of each Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral.

23

2.	CONDITIONS PRECEDENT

2.1. Conditions to the Initial Loans. No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent:

(a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

(b) Repayment of Existing Indebtedness; Satisfaction of Outstanding L/Cs. (i) Agent shall have received a fully executed original of a pay-off letter reasonably satisfactory to Agent confirming that all of the Existing Indebtedness will be repaid in full from the proceeds of the initial Revolving Credit Advance and all Liens upon any of the property of Borrowers or any of their Subsidiaries in favor of the Existing Lender shall be terminated immediately upon such payment; and (ii) all letters of credit issued or guaranteed by Existing Lender shall have been cash collateralized, supported by a guaranty of Agent or supported by a Letter of Credit issued pursuant to Annex B, as mutually agreed upon by Agent, Borrowers and Existing Lender.

(c) Existing Intercompany Notes. Agent shall have received, in form and substance reasonably satisfactory to Agent, evidence that the Existing Intercompany Notes has been, or concurrently with the making of the initial Loans on the Closing Date, will be, repaid in full and terminated.

(d) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(e) Opening Availability. The Eligible Accounts and Eligible Inventory supporting the initial Revolving Credit Advance and the initial Letter of Credit Obligations incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Agent, to provide Borrowers, collectively, with Borrowing Availability, after giving effect to the initial Revolving Credit Advance made to each Borrower, the incurrence of any initial Letter of Credit Obligations and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without deterioration of working capital) of at least $24,000,000.

24

(f) Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

(g) Capital Structure: Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its sole discretion.

(h) Due Diligence. Agent shall have completed its business and legal due diligence, including a roll forward of its previous Collateral audit and Inventory appraisal, with results reasonably satisfactory to Agent.

(i) Consummation of the Reorganization.

(i) On or prior to the Closing Date, the Reorganization, including each of the actions specified on Schedule 1.1(b) shall have been completed in a manner reasonably acceptable to Agent.

(ii) Agent shall have received fully-executed, file-stamped copies of each Reorganization Document and each document executed in connection therewith, including, without limitation, any opinions issued in connection therewith, accompanied by a letter from each such counsel authorizing Agent and the Lenders to rely upon such opinion to the same extent as though it were addressed to Agent and the Lenders.

(iii) Each Reorganization Document shall be in full force and effect, shall have been filed with the appropriate Governmental Authorities to the extent applicable, and shall include terms and provisions reasonably satisfactory to Agent.

(j) Consummation of Related Transactions. Agent shall have received fully executed copies of the Term Loan Documents and final and complete copies of each of the other Related Transactions Documents, each of which shall be in full force and effect in form and substance reasonably satisfactory to Agent. The Related Transactions shall have been consummated in accordance with the terms of the Related Transactions Documents.

2.2. Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)(i) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date as determined by Agent or Requisite Lenders, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and (ii) Agent or Requisite Lenders have determined not to make such Advance, convert or continue any Loan as LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

25

(b)(i) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and (ii) Agent or Requisite Lenders shall have determined not to make any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default;

(c) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the aggregate Revolving Loan would exceed the lesser of the Borrowing Base and the Maximum Amount, in each case, less the then outstanding principal amount of the Swing Line Loan;

(d) except to the extent disclosed in the Projections delivered to Agent prior to the Closing Date, since January 31, 2007, an event, circumstance or change shall have occurred that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect, as determined by Agent in its reasonable business judgment;

(e) after giving effect to such Advance or issuance of such Letter of Credit, the aggregate Cash and Cash Equivalents of Holdings and its Subsidiaries shall not exceed the amounts specified in Section 6.6(a) (or any clause thereof);

(f) the Credit Parties shall have failed to pay all fees, costs and expenses then payable by the Credit Parties pursuant to this Agreement and the other Loan Documents, including, without limitation, the GE Capital Fee Letter and Sections 1.9 and 11.3;

(g) after giving effect to any requested Last-Out Revolving Loan to be made on the date of any requested Advance, the outstanding principal amount of the Last-Out Revolving Loans is less than the Revolving Loan Commitments (as defined in the Term Loan Agreement in effect as of the date hereof);

(h) the Credit Parties shall have failed to deliver the opinions of counsel required under Section 5.22 on or before 5:00 p.m. (New York time) on May 1, 2007; or

(i) the making of such Advance or issuance of such Letter of Credit would contravene any law, rule or regulation applicable to Agent or any Lender.

For the avoidance of any doubt, under no circumstances shall GE Capital or any other Lender have any obligations to make any advances or fund any portion of the Term Loans. The request and acceptance by any Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 12 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.	REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

26

3.1. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing (or the non-U.S. equivalent thereof) under the laws of its jurisdiction of organization as identified on Schedule 3.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Borrowers, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations.

3.2. Capital Stock and Ownership. The Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. As of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Stock of Holdings or any of its Subsidiaries. Schedule 3.2 sets forth a true, complete and correct list as of the Closing Date, of the name of Holdings and each of its Subsidiaries and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Stock of such Subsidiary. Schedule 3.2 sets forth a true, complete and correct list as of the Closing Date, of the name of Holdings and each of its Subsidiaries and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Stock of such Subsidiary. Except as set forth on Schedule 3.2, as of the Closing Date, neither Holdings nor any of its Subsidiaries has any equity investments in any other corporation or entity.

3.3. Due Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

3.4. No Conflict. The execution, delivery and performance by Credit Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Term Loan Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Agent, on behalf of itself and the Lenders); (d) result in any default,

27

noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

3.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing and/or recordation, as of the Closing Date.

3.6. Binding Obligation. Each Loan Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

3.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and any of its Subsidiaries taken as a whole. Since the date of the audited Historical Financial Statements, no Internal Control Event has occurred.

3.8. Projections. On and as of the Closing Date, the Projections of Holdings and its Subsidiaries for the period of Fiscal Year 2007 through and including Fiscal Year 2011, including monthly projections for each Fiscal Month during the Fiscal Year in which the Closing Date takes place (the “Projections”), are based on good faith estimates and assumptions made by the management of Holdings and as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable, which projected financial statements shall be updated from time to time pursuant to Annex E. Such Projections, as so updated, shall be believed by Holdings at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by Holdings, and shall have been based on assumptions believed by Holdings to be reasonable at the time made and upon the best information then reasonably available to Holdings, and Holdings shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

28

3.9. No Material Adverse Change. Except to the extent disclosed in the Projections delivered to Agent prior to the Closing Date, since January 31, 2007, no event, circumstance or change has occurred that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect.

3.10. No Restricted Junior Payments. Since January 5, 2007, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.4.

3.11. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Loan Document or any Term Loan Document or the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.12. Payment of Taxes and Other Amounts. Except as otherwise permitted under Section 5.2, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. No Credit Party knows of any proposed tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Holdings and its Subsidiaries have paid in full all sums owing or claimed for labor, materials, supplies, personal property, and services of every kind and character used, furnished or installed in or on any Real Estate Asset that are now due and owing and no claim for same exists or will be permitted to be created, except such claims as may arise in the ordinary course of business and that are not yet past due. Each of Holdings and its Subsidiaries has (i) withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is a resident, the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the Governmental Authority within the time required under any applicable legislation, and (ii) collected and remitted to the appropriate Governmental Authority when required by law to do so all material amounts collectible and remittable in respect of sales Taxes including, without limitation, goods and services and value added taxes and similar federal, provincial or state Taxes, and has paid all such amounts payable by it on account of such sales Taxes.

29

3.13. Properties.

(a) Title. Each of Holdings and its Subsidiaries has (i) good, sufficient, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and valid title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 3.7 and in the most recent financial statements delivered pursuant to Annex E, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. All such properties and assets are in working order and condition, ordinary wear and tear excepted, and except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 3.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment, and the termination date and annual base rent under each of them. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no default has occurred and is continuing thereunder. Each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles. To the best knowledge of each Credit Party, no other party to any such agreement is in default of its obligations thereunder, and no Credit Party (or any other party to any such agreement) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such agreement.

3.14. Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written undertaking order, judgment, directive judgment, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable Environmental Law. There are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the best knowledge of Holdings and each of its Subsidiaries following due inquiry, no Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by Holdings, any of its Subsidiaries or any predecessor in interest. Except as would qualify as an RCRA Small Quantity Generator under 40 C.F.R. Part 261, none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or

30

disposal of Hazardous Materials, as defined or used in 40 C.F.R. Parts 260 270 or any comparable Environmental Law. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws, including all necessary permits or authorizations that are required under Environmental Laws to operate the facilities, assets and business of Holdings or any of its Subsidiaries, could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

3.15. No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

3.16. Material Contracts. Schedule 3.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. All such Material Contracts, together with any updates provided pursuant to Annex F, are in full force and effect and no defaults currently exist thereunder (other than as described on Schedule 3.16 or in such updates).

3.17. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state, provincial or foreign statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

3.18. Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

3.19. Employee Matters. Except as provided on Schedule 3.19, neither Holdings nor any of its Subsidiaries are a party to or have any obligation under any collective bargaining agreements. Neither Holdings nor any of its Subsidiaries has been or is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There has been and is (a) no unfair labor practice charge or complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and each of its Subsidiaries, following due inquiry, threatened against any of them before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or

31

similar agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and its Subsidiaries following due inquiry, threatened against any of them, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or threatened against, involving or affecting Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, (c) no labor union, labor organization, trade union, works council, or group of employees of Holdings or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority, and (d) to the best knowledge of Holdings and each of its Subsidiaries following due inquiry, no union representation question existing with respect to any of the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and each of its Subsidiaries following due inquiry, no labor union organizing activity with respect to any employees of Holdings or any of its Subsidiaries that is taking place, except (with respect to any matter specified in clause (a), (b), (c), or (d) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

3.20. Employee Benefit Plans.

(a) Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the IRC and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter or opinion letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter or opinion letter which would cause such Employee Benefit Plan to lose its qualified status. Neither Holdings nor any of its Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Pension Plan that is subject to Title IV of ERISA (or the non-U.S. equivalent thereof) or to any Multiemployer Plan, except as set forth on Schedule 3.20. No liability to the PBGC (other than required premium payments), the U.S. Department of Labor (or the non-U.S. equivalent thereof) or the Internal Revenue Service (or the non-U.S. equivalent thereof) has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates with respect to any Employee Benefit Plan. No ERISA Event has occurred or is reasonably expected to occur. Except as set forth on Schedule 3.20, and except to the extent required under Section 4980B of the IRC or similar state or foreign laws, or otherwise funded entirely by the participants thereof, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan, the potential liability of Holdings, its Subsidiaries and their respective

32

ERISA Affiliates for a complete or partial withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA (or the non-U.S. equivalent thereof)) is zero. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA (or the non-U.S. equivalent thereof)) with respect to payments to a Multiemployer Plan.

(b) Each Canadian Credit Party is in material compliance with the requirements of the Canadian Employee Benefits Laws and other Canadian federal or provincial laws with respect to each Employee Benefit Plan or Pension Plan. No Canadian Credit Party has any material withdrawal liability in connection with a Pension Plan. Each Canadian Credit Party has made all contributions (other than current contributions not in arrears), required to be made in respect of all Pension Plans in a timely fashion in accordance with applicable laws and the terms of such Pension Plans, and there is no unfunded liability of any such Canadian Credit Party in connection with any current or prior Pension Plan. No lien has arisen, choate or inchoate, in respect of a Canadian Credit Party or its property in connection with any Pension Plan (save for contribution amounts not yet due).

3.21. Certain Fees. Except for Fees paid to GE Capital and the Term Loan Agent, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

3.22. Solvency. On the Closing Date, after giving effect to the making of the Loans and the Term Loans, the Refinancing of the Existing Indebtedness, the repayment of the Existing Intercompany Notes and the Reorganization contemplated by this Agreement to occur on the Closing Date, each Credit Party is Solvent. Following the Closing Date, each Credit Party is and, upon the incurrence of any Loan or the issuance of any Letter of Credit by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

3.23. Term Loan Agreement.

(a) Delivery. Holdings has delivered to Agent complete and correct copies of (i) each Term Loan Document and of all exhibits and schedules thereto as of the date hereof, and (ii) copies of any amendment, restatement, supplement or other modification to or waiver of each Term Loan Document entered into after the date hereof.

(b) Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Term Loan Documents have been obtained and are in full force and effect.

(c) Conditions Precedent. On the Closing Date, all of the conditions to the effectiveness of the Term Loan Agreement have been duly satisfied other than the making of the Loans hereunder.

3.24. Compliance with Statutes, Etc. Each of Holdings and its Subsidiaries is in compliance with its organizational documents and all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities,

33

in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws, zoning, subdivision, construction, building and land use laws and ordinances with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries).

3.25. Disclosure. No representation or warranty of any Credit Party contained in any Loan Document and none of the reports, financial statements or other documents, certificates or written statements furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or any of its Subsidiaries, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or any of its Subsidiaries to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no agreements, instruments and corporate or other restrictions to which any Credit Party is subject and there are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or any of its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

3.26. Terrorism Laws. Each Credit Party is in compliance, in all material respects, with the Terrorism Laws. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.27. Insurance. The properties of Holdings and each of its Subsidiaries are adequately insured with financially sound and reputable insurers and in such amounts, with such deductibles and covering such risks and otherwise on terms and conditions as are customarily carried or maintained by Persons of established reputation of similar size and engaged in similar businesses and such insurance complies with the requirements of Section 5.4. Schedule 3.27 sets forth a list of all insurance maintained by or on behalf of the Credit Parties and each of their Subsidiaries as of the Closing Date and, as of the Closing Date, all premiums in respect of such insurance have been paid.

3.28. Common Enterprise. The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the group of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party. Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Credit Parties and (ii) the credit extended by the

34

Lenders to the Credit Parties hereunder, both in their separate capacities and as members of the group of companies. Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.

3.29. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal, valid and enforceable Liens on all the Collateral in favor of Agent, for the benefit of itself and the Lenders, and such Liens constitute perfected and continuing Requisite Priority Liens on the Collateral, securing the Obligations, enforceable against the applicable Credit Party and all third parties, except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have (and are permitted to have) priority over the Liens in favor of Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent Agent has not obtained or does not maintain possession of such Collateral.

3.30. Affiliate Transactions. Except as set forth on Schedule 3.30, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Credit Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Credit Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Credit Party or any Person with which any Credit Party has a business relationship or which competes with any Credit Party.

3.31. Intellectual Property. Each Credit Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.31, and the use thereof by the Credit Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Credit Parties rights thereto are not subject to any licensing agreement or similar arrangement. Each Credit Party has taken reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in its business (collectively, the “Business Trade Secrets”). To the best knowledge of each Credit Party, none of the Business Trade Secrets have been disclosed to any Person other than employees or contractors of the Credit Parties who had a need to know and use such Business Trade Secrets in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements prohibiting the unauthorized use or disclosure of such Business Trade Secrets and containing other terms reasonably necessary or appropriate for the protection and maintenance of such Business Trade Secrets. To the best knowledge of each Credit Party, no unauthorized disclosure of any Business Trade Secrets has been made.

3.32. Permits, Etc. Each Credit Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or comply with any such permit, license, authorization, approval, entitlement or accreditation, could not reasonably be expected to have a Material

35

Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

3.33. Customers and Suppliers. There has been no actual or, to the best knowledge of any Credit Party, threatened termination, cancellation or limitation of, or adverse modification to or change in, the business relationship between (i) any Credit Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Credit Party are individually or in the aggregate material to the business or operations of such Credit Party, or (ii) any Credit Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Credit Party are individually or in the aggregate material to the business or operations of such Credit Party; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

3.34. Flood Zone. To the best knowledge of Holdings and each of its Subsidiaries, the Real Estate Assets are not located in areas identified by the Federal Emergency Management Agency as having special flood hazards.

3.35. Operating Lease Obligations. On the Closing Date, none of the Credit Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 3.35.

3.36. Business of Insignificant Subsidiaries. Excluding business activities or assets with a fair market value in the aggregate of less than $500,000 and aggregate liabilities of less than $350,000, in each case, in the aggregate for all Insignificant Subsidiaries, no Insignificant Subsidiary is engaged in any business activities, owns any assets or has any liabilities.

3.37. No Action for Winding-Up or Bankruptcy. There has been no voluntary or involuntary action taken either by or against the Holdings or any of its Subsidiaries for any such Person’s winding-up, dissolution, liquidation, bankruptcy, receivership, administration or similar or analogous events in respect of such Person or all or any material part of its assets.

3.38. Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), each U.K. Credit Party’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

3.39. Financial Assistance. No amount borrowed under the Loan Documents is to be applied in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital.

36

3.40. Nature of Business of Canadian HoldCo. Canadian HoldCo is not engaged in any business other than activities customary in the operation of holding companies and the incurrence of the liabilities, if any, under the Loan Documents and liabilities imposed by law incidental to its corporate existence and does not have any other liabilities.

3.41. Existing Filings; Termination of Deposit Accounts. (a) The Liens reflected (i) on the records of the Patent and Trademark Office against the Collateral in favor of Heller Financial, Inc. and Sanwa Business Credit Corporation, and (ii) by the UCC-1 financing statements filed in favor of the Secretary of State of California against one or more of the Credit Parties do not secure any Indebtedness; (b) the Lien reflected by the PPSA financing statement registered in favor of GE VFF Canada Limited Partnership, as secured party, is secured by only a limited number of specified items of equipment; and (c) the Deposit Account maintained at ABN AMRO Bank, Canada Branch, bearing number 450131803041, in the name of Canadian HoldCo has been closed.

4.	FINANCIAL STATEMENTS AND INFORMATION

4.1. Reports and Notices.

(a) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b) Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

4.2. Communication with Accountants. Each Credit Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including PricewaterhouseCoopers, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party.

5.	AFFIRMATIVE COVENANTS

Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1. Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted; provided, that no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or Governmental Authorizations, qualifications, franchise, licenses and permits if such Person’s board of directors (or similar

37

governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.2. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted (in a commercially reasonable manner under the particular circumstances that then exist) and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries). Each Credit Party will (a) withhold from each payment made to any of its past or present employees, officers or directors, and to any non resident of the country in which it is resident, the amount of all Taxes and other deductions required to be withheld therefrom and pay the same to the proper tax or other receiving officers within the time required under any applicable laws and (b) collect from all Persons the amount of all Taxes required to be collected from them and remit the same to the proper tax or other receiving officers within the time required under any applicable laws.

5.3. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

5.4. Insurance. Holdings will maintain and cause each of its Subsidiaries to maintain, insurance with reputable insurance companies or associations (including, without limitation, comprehensive general liability, environmental liability, hazard, rent, property, credit and business interruption insurance) with respect to its properties (including all equipment and Inventory and all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to Agent. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty

38

insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses. Each such policy of insurance shall (i) name Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Agent, that names Agent, on behalf of Lenders, as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Agent of any modification or cancellation of such policy and that no act or default of Holdings or any other Person shall affect the right of Agent to recover under such policy or policies in case of loss or damage.

5.5. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Agent or any Lender (including employees of Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by Agent) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants and auditors, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested and by this provision the Credit Parties authorize such accountants to discuss with Agent and each Lender and such representatives the affairs, finances and accounts of Holdings and its Subsidiaries and any other information relating to Holdings or any of its Subsidiaries. The Credit Parties acknowledge that Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Credit Parties’ assets for internal use by Agent and the Lenders. After the occurrence and during the continuance of any Event of Default, each Credit Party shall provide Agent and each Lender with access to its customers and suppliers.

5.6. Lenders Meetings. Holdings and its Subsidiaries will, upon the request of Agent or Requisite Lenders, participate in a meeting of Agent and Lenders once during each Fiscal Year to be held at the corporate offices of Holdings (or at such other location as may be agreed to by Holdings and Agent) at such time as may be agreed to by Holdings and Agent.

5.7. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, statutes, regulations and orders of any Governmental Authority (including all Environmental Laws). Each Credit Party shall take all reasonable and necessary actions to ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any of the Terrorism Laws and shall take all reasonable and necessary action to comply in all material respects with all Terrorism Laws with respect thereto.

39

5.8. Environmental.

(a) Environmental Disclosure. Holdings will deliver to Agent and Lenders:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported by Holdings or any of its Subsidiaries to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) the discovery by Holdings or any of its Subsidiaries of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported by Holdings or any of its Subsidiaries to any federal, state or local governmental or regulatory agency, and (3) any request for information from any Governmental Authority that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

40

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Agent in relation to any matters disclosed pursuant to this Section 5.8(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Right of Access and Inspection. With respect to any event described in Section 5.8(a), or if an Event of Default has occurred and is continuing, or if Agent reasonably believes that Holdings or any Subsidiary has breached any representation, warranty or covenant related to environmental matters (including those contained in Section 3.11 or 5.8):

(i) Agent and its representatives shall have the right, but not the obligation or duty, to enter the Facilities at reasonable times for the purposes of observing the Facilities and their compliance with the terms of this Agreement. Such access shall include, at the reasonable request of Agent, access to relevant documents and employees of Holdings and its Subsidiaries and to their outside representatives, to the extent necessary to obtain necessary information related to the event at issue. If an Event of Default has occurred and is continuing, the Credit Parties shall conduct such tests and investigations on the Facilities or relevant portion thereof, as reasonably requested by Agent, including the preparation of a Phase I Report or such other sampling or analysis as is reasonably determined to be necessary under the circumstances by a qualified environmental engineer or consultant. If an Event of Default has occurred and is continuing, and if a Credit Party does not undertake such tests and investigations in a reasonably timely manner following the request of Agent, Agent may hire an independent engineer, at the Credit Parties’ expense, to conduct such tests and investigations. Agent will make all reasonable efforts to conduct any such tests and investigations so as to avoid interfering with the operation of the Facility

(ii) Any observations, tests or investigations of the Facilities by or on behalf of Agent shall be solely for the purpose of protecting the Lenders security interests and rights under the Loan Documents. The exercise of Agent’s rights under this subsection (c) shall not constitute a waiver of any default of any Credit Party or impose any liability on Agent or any of the Lenders. In no event will any observation, test or investigation by or on behalf of Agent be a representation that Hazardous Materials are or are not present in, on or under any of the Facilities, or that there has been or will be compliance with any Environmental Law and Agent shall not be deemed to have made any representation or warranty to any party regarding

41

the truth, accuracy or completeness of any report or findings with regard thereto. Neither any Credit Party nor any other party is entitled to rely on any observation, test or investigation by or on behalf of Agent. Agent and the Lenders owe no duty of care to protect any Credit Party or any other party against, or to inform any Credit Party or any other party of, any Hazardous Materials or any other adverse condition affecting any of the Facilities. Agent may, in its sole discretion, disclose to the applicable Credit Party, or to any other party if so required by law, any report or findings made as a result of, or in connection with, its observations, tests or investigations. If a request is made of Agent to disclose any such report or finding to any third party, then Agent shall endeavor to give the applicable Credit Party prior notice of such disclosure and afford such Credit Party the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of Agent to give any such notice or afford such Credit Party the opportunity to object or defend against such disclosure shall not result in any liability to Agent. Each Credit Party acknowledges that it may be obligated to notify relevant Governmental Authorities regarding the results of any observation, test or investigation disclosed to such Credit Party, and that such reporting requirements are site and fact-specific and are to be evaluated by such Credit Party without advice or assistance from Agent.

(d) If counsel to Holdings or any of its Subsidiaries reasonably determines (1) that provision to Agent of a document otherwise required to be provided pursuant to this Section 5.8 (or any other provision of this Agreement or any other Loan Document relating to environmental matters) would jeopardize an applicable attorney-client or work product privilege pertaining to such document, then Holdings or its Subsidiary shall not be obligated to deliver such document to Agent but shall provide Agent with a notice identifying the author and recipient of such document and generally describing the contents of the document. Upon request of Agent, Holdings and its Subsidiaries shall take all reasonable steps necessary to provide Agent with the factual information contained in any such privileged document.

5.9. Subsidiaries. In the event that any Person becomes a Subsidiary of Holdings, or fails to remain an Insignificant Subsidiary, Holdings shall (a) concurrently with such Person becoming a Subsidiary or failing to remain an Insignificant Subsidiary, cause such Subsidiary to become a Guarantor under the Subsidiary Guaranty, and a Grantor under the U.S. Pledge and Security Agreement, the Canadian Security Documents or the U.K. Security Documents, as applicable, by executing and delivering to Agent such joinders, supplements or other documents as Agent may reasonably request, and, in the case of a Subsidiary organized under the laws of England, by executing and delivering to Agent a Collateral Document in substantially the same form as the U.K. Fixed and Floating Security Document, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Annex D. In the event that any Person becomes a Foreign Subsidiary of Holdings after the Closing Date and the Credit Parties provide satisfactory evidence to Agent that material adverse tax consequences to Holdings and its Subsidiaries would result if such Foreign Subsidiary were to become a Guarantor hereunder, such Foreign Subsidiary shall not be required to become a Guarantor until such time as such material tax consequent would not result therefrom; provided, however, that if the ownership interests of such Foreign Subsidiary are owned by Holdings or by any Domestic

42

Subsidiary thereof, Holdings shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1 with respect to such Foreign Subsidiary, and Holdings shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1 necessary to grant and to perfect a Requisite Priority Lien in favor of Agent, for the benefit of itself and the Lenders, under the U.S. Pledge and Security Agreement (or other Collateral Document, as appropriate) in sixty five percent (65%) of such ownership interests, and, in the case of a Subsidiary organized under the laws of England, the holders of the Stock of such Subsidiary shall promptly execute and deliver to Agent a U.K. Share Charge with respect to the Stock of such Subsidiary. With respect to each such Subsidiary, Holdings shall promptly send to Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Holdings, and (ii) all of the data required to be set forth on Schedules 3.1 and 3.2 with respect to all Subsidiaries of Holdings; provided, that such written notice shall be deemed to supplement Schedules 3.1 and 3.2 for all purposes hereof. For the avoidance of doubt, it is hereby agreed that Canadian HoldCo shall not be required to take any of the actions specified in clause (a) or (b) above.

5.10. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset after the Closing Date or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Agent, for the benefit of itself and the Lenders, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, or promptly after a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Annex D with respect to each such Material Real Estate Asset that Agent shall reasonably request to create in favor of Agent, for the benefit of itself and the Lenders, a valid and, subject to any filing and/or recording referred to herein, perfected Requisite Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Holdings shall, at the request of Requisite Lenders, deliver, from time to time, to Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Agent has been granted a Lien.

5.11. Pensions.

(a) Each U.K. Credit Party shall ensure that all pension schemes maintained or operated by or for the benefit of it or any of its Subsidiaries and/or any of its employees:

(i) are maintained and operated in accordance with all applicable laws and contracts and their governing provisions; and

(ii) are funded in accordance with the governing provisions of the scheme with any funding shortfall advised by actuaries of recognized standing being rectified in accordance with those governing provisions.

43

(b) Each U.K. Credit Party shall promptly notify Agent of any material change in the rate of contributions to any pension schemes referred to in paragraph (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

5.12. [Intentionally Omitted].

5.13. Further Assurances. At any time or from time to time upon the request of Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Agent may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 11.18. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Stock of each Subsidiary of Holdings (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries).

5.14. Miscellaneous Business Covenants. Unless otherwise consented to by Agent and Requisite Lenders:

(a) Non-Consolidation. Holdings will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

(b) Cash Management Systems. Holdings and its Subsidiaries shall establish and maintain cash management systems in accordance with Annex C. As of the Closing Date, all bank accounts and investment accounts of the Credit Parties are listed on Schedule 5.14 and such Schedule designates which such accounts are deposit accounts. Except as permitted by Section 6.6(a), no Credit Party shall maintain or open any deposit account unless the depository bank for such account shall have entered into a blocked account agreement with Agent, in form and substance reasonably satisfactory to Agent.

(c) Conduct of Business. Holdings and its Subsidiaries shall continue to engage in business of the same general types as now conducted by them.

5.15. Use of Proceeds. The proceeds of the Loans will be used only to refinance the Existing Indebtedness and to repay the Existing Intercompany Notes, for working capital and general corporate purposes and to pay fees and expenses relating to such refinancing and the transactions contemplated by this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any law, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.

5.16. [Intentionally Omitted].

44

5.17. Financial Consultant. By not later than May 11, 2007, the Credit Parties shall have (i) retained a financial consultant, acceptable to Agent, as their financial consultant with respect to the U.S. operations of the Credit Parties, pursuant to a written agreement in form and substance acceptable to Agent and the Lenders, and (ii) delivered a fully-executed copy of such agreement to Agent, certified as true and correct by an Authorized Officer of Holdings. The Credit Parties shall continue the retention of such financial consultant, as well as any financial consultant retained by the Credit Parties prior to the Closing Date, until such time as the Credit Parties receive the prior written consent of Agent to discontinue such retention. Upon the request of Agent to Holdings, the Credit Parties shall promptly, and in any event, within five (5) Business Days following the receipt of such request, retain and continue the retention of a financial consultant with respect to any jurisdiction in which the Credit Parties are not currently retaining the services of a financial consultant acceptable to Agent, which financial consultant shall be selected by the Credit Parties from a list of three (3) financial consultants identified to the Credit Parties by Agent as being acceptable to Agent, as their financial consultant pursuant to a written agreement in form and substance acceptable to Agent and the Lenders. At all times during the retention of any such financial consultants, the Credit Parties shall provide such financial consultant’s representatives with all assistance and cooperation necessary to fully perform their duties under such retention agreement, and, upon Agent’s reasonable request, shall make such financial consultant’s representatives available to Agent and Lenders to discuss any recommendations that such financial consultant may have with respect to the business of the Credit Parties with Agent and the Lenders.

5.18. Information Technology. Within 90 days following the Closing Date, the Credit Parties shall have delivered to Agent, in form and substance satisfactory to Agent and Lenders:

(a) (i) a 24-hour disaster recovery plan, outlining detailed methodologies and roles and responsibilities to address business interruption issues and disaster recovery issues under a variety of scenarios, and (ii) evidence that such disaster recovery plan has been tested and implemented;

(b) a fully-executed copy of an amendment to the SunGard Agreement pursuant to which SunGard (i) agrees to provide the Credit Parties with a period of not less than two (2) Business Days to cure any violation of the SunGard Agreement resulting from the Credit Parties attaching any hardware to the leased SunGard network that has not been previously identified on a schedule to the SunGard Agreement, which cure period shall commence on the Business Day that SunGard provides notice to the Credit Parties of such violation, and (ii) confirms that SunGard shall not be entitled to terminate the SunGard Agreement or otherwise exercise remedies against any Credit Party as a result of such violation either (A) during the cure period, or (B) thereafter, to the extent that such violation is cured within such cure period, which amendment shall be certified as a true and correct copy thereof, by an Authorized Officer of Holdings; and

(c) a fully-executed copy of an amendment to the SunGard Agreement pursuant to which the number of offsite leased workstations available to the Credit Parties in the event of a disaster is increased to not less than 100, which amendment shall be certified as a true and correct copy thereof, by an Authorized Officer of Holdings.

45

5.19. Collateral Access Agreements. Use commercially reasonable efforts to obtain Landlord Collateral Access Agreements in favor of Agent, in form and substance reasonably acceptable to Agent, with respect to the Real Estate Assets leased by certain of the Credit Parties at (a) 4 San Joaquin Plaza, Suite 200, Newport Beach, California 92660, (b) 27 Leacroft Road, Birchwood, Warrington, Cheshire, United Kingdom, (c) Wingates Industrial Estate, Westhoughton, Bolton, United Kingdom, and (d) to the extent the Credit Parties maintain any assets on such Real Estate Asset after May 31, 2007, 11890 North Lakeridge, Ashland, Virginia 23005; provided, that, at all times prior to the delivery of a Landlord Collateral Access Agreement for each such location (in form and substance reasonably acceptable to Agent), Agent shall maintain a Reserve in an amount equal to 3 months rent for such location.

5.20. Deposit Accounts. By not later than May 31, 2007, provide evidence, satisfactory in form and substance to Agent, that the Credit Parties have either closed or obtained control agreements, in form and substance satisfactory to Agent with respect to each of the following Deposit Accounts: (a) Deposit Account bearing account number 004113832640 maintained by Bank of America, N.A. in the name of Holdings, (b) Deposit Account bearing account number 1722-7947 maintained by City National Bank in the name of SVG Distribution, Inc., and (c) Deposit Account bearing account number 1721-7569 maintained by City National Bank in the name of Crave Entertainment Group, Inc.

5.21. Post-Closing Matters. By not later than May 31, 2007, provide evidence, satisfactory in form and substance, to Agent, that (a) the Liens reflected on the records of the Patent and Trademark Office against the Collateral in favor of Heller Financial, Inc. and Sanwa Business Credit Corporation have been removed of record; (b) the PPSA financing statement registered in favor of GE VFF Canada Limited Partnership, as secured party, against Canadian Operating Company has either (i) been amended to reflect the specified equipment to which such Lien relates, or an estoppel letter has been issued by GE VFF Canada Limited Partnership confirming that the Lien reflected by such PPSA financing statement is secured only by certain specified equipment, or (ii) been discharged; and (c) the UCC-1 financing statements filed in favor of the Secretary of State of California against one or more of the Credit Parties have been terminated of record.

5.22. Closing Opinions. By not later than 5:00 p.m. (New York time) on May 1, 2007, Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Honigman Miller Schwartz and Cohn LLP, counsel for Credit Parties, (ii) Loeb & Loeb LLP, California counsel for Credit Parties, and (iii) Fasken Martineau DuMolin LLP, Canadian counsel for Credit Parties, which opinions shall be in form and substance satisfactory to Agent, but substantially in the form of the draft opinions delivered to Agent on the Closing Date.

6.	NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness owing from one Credit Party to another Credit Party; provided that (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a Requisite Priority Lien pursuant to the U.S. Pledge and Security Agreement, the Canadian Security Documents or the U.K. Security Documents, as the case may be, (ii) all such

46

Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Agent; provided that if the aggregate amount of Indebtedness from any one Credit Party to another Credit Party exceeds $5,000,000, upon the request of Agent such Indebtedness shall be secured pursuant to applicable documentation in form, scope and substance satisfactory to Agent, and (iii) no adverse tax consequences shall result from the incurrence of such Indebtedness;

(c) (i) Indebtedness under the Term Loan Agreement in an aggregate principal amount not to exceed the aggregate outstanding principal amount of the loans made pursuant to the Term Loan Agreement equal to $150,000,000; provided that, (x) the Term Loan Agent and the Credit Parties shall have executed and delivered to Agent the Intercreditor Agreement, and (y) the Term Loan Agreement is not amended to increase the Loans made available thereunder, and (ii) the refinancing of the Indebtedness under the Term Loan Agreement; provided, that (A) the aggregate outstanding principal amount of the loans made pursuant to such new term loan facility shall not exceed the amounts set forth in subclause (i) above, (B) the lender or lenders under such new term loan facility and the Credit Parties shall have executed and delivered to Agent an intercreditor agreement, substantially in the form of the Intercreditor Agreement, (C) the Term Loan Agreement is replaced with another term loan agreement, the terms and conditions of which are no less favorable to the Credit Parties and the Lenders than the Term Loan Agreement entered into on the Closing Date, and (D) the lender or lenders party to such new term loan facility are reasonably acceptable to the Lenders (such Indebtedness, the “Term Loan Debt”).

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with customary Deposit Accounts maintained by a Credit Party as part of its ordinary cash management program;

(f) Performance guaranties in the ordinary course of business and consistent with historic practices of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;

(g) guaranties by a Borrower of Indebtedness of a Subsidiary that guarantees the Obligations of such Borrower hereunder or guaranties by a Subsidiary of a Borrower whose Obligations are guaranteed by such Subsidiary, of Indebtedness of such Borrower or a Subsidiary of such Borrower that guarantees the Obligations of such Borrower with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(h) Indebtedness described on Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in

47

effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof, including those relating to amortization, maturity, collateral and subordination, are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended and are otherwise on prevailing market terms and conditions, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, that such Indebtedness permitted under the immediately preceding subclause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(i) Indebtedness of any Subsidiary of Holdings with respect to Capital Leases; provided, that the principal amount of such Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under clause (j) below, shall not exceed at any time $2,000,000 in the aggregate for all Credit Parties;

(j) purchase money Indebtedness of any Subsidiary of Holdings (including any Indebtedness acquired in connection with a Permitted Acquisition); provided, that, (i) any such Indebtedness (A) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (B) shall constitute not less than ninety-five percent (95%) of the aggregate consideration paid with respect to such asset, and (ii) the aggregate amount of all such Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under subclause (i) above, shall not exceed at any time $2,000,000 in the aggregate for all Credit Parties;

(k) other unsecured Indebtedness of Holdings and its Subsidiaries, in an aggregate amount not to exceed, at any time, $1,000,000; and

(l) obligations under Interest Rate Agreements and Currency Agreements not entered into for speculative purposes and approved by Agent;

provided, that no Indebtedness otherwise permitted by clauses (i), (j), (k), or (l) of this Section 6.1 shall be assumed, created, or otherwise refinanced if a Default or Event of Default has occurred or would result therefrom.

6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or Accounts and any Security) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Code of any State or other jurisdiction or under any similar recording or notice statute, except:

(a) Liens in favor of Agent for the benefit of itself and the Lenders granted pursuant to any Loan Document;

48

(b) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the IRC or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money, or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the value or use of the property to which such Lien is attached or with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, in each case which do not and will not interfere with or affect in any material respect the use, value or operations of any Closing Date Mortgaged Property or Material Real Estate Asset or the ordinary conduct of the business of Holdings or such Subsidiary;

49

(k) licenses of patents, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Holdings or such Subsidiary;

(l) Liens described on Schedule 6.2 (and Liens securing any renewals or refinancing of the Indebtedness secured thereby to the extent permitted by Section 6.1(h)) or on a Title Policy delivered pursuant to Annex D;

(m) Liens securing Indebtedness permitted pursuant to Section 6.1(i) or (j); provided, that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and shall be created substantially simultaneously with the acquisition of such asset;

(n) Liens securing the Term Loan Debt so long as any such Lien is subject to the Intercreditor Agreement;

(o) Liens securing Indebtedness permitted pursuant to Section 6.1(b) (to the extent such Liens are required by Agent); and

(p) Prior Statutory Claims.

6.3. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 6.8 and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.4. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) so long as (i) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, (ii) after giving effect to such proposed Restricted Junior Payment, Borrowing Availability (after taking into account the Incremental Availability Reserve, the Term Loan Reserve, the Minimum Availability Amount and all other Reserves then in effect) on an average pro forma basis (determined in accordance with Section 6.7 and Annex G) for (A) the 30 day period immediately prior to the making of such Restricted Junior Payment, and (B) the 30 day period immediately following the making of such Restricted Junior Payment equals or exceeds the Specified Availability Amount at such time; (iii) Consolidated Adjusted EBITDA for the twelve month period ending on the last day of the most recently ended

50

Fiscal Month for which financial statements have been delivered to Agent in accordance with the provisions of Annex E equals or exceeds $65,000,000; and (iv) after giving effect to such proposed Restricted Junior Payment, the Fixed Charge Coverage Ratio of Holdings and its Subsidiaries, on a pro forma basis (determined in accordance with Section 6.7 and Annex G) for (A) the most recently ended twelve-month period for which financial statements are available immediately preceding the making of such proposed Restricted Junior Payment, and (B) the twelve-month period immediately following the making of such Restricted Junior Payment, is equal to or greater than 1.1:1.0; then (x) the Borrowers and the Guarantor Subsidiaries may (through Holdings) (1) make Restricted Junior Payments in cash in an aggregate amount not to exceed (when combined with the amount specified in clause (2) below) $7,000,000 during such Fiscal Year, and (2) repurchase Stock in an aggregate amount not to exceed (when combined with the amount specified in clause (1) above) $7,000,000 during such Fiscal Year; (b) the Borrowers and the Guarantor Subsidiaries may make Restricted Junior Payments to Holdings in an aggregate amount not to exceed $1,000,000 in any Fiscal Year to the extent necessary to permit Holdings to pay general administrative costs and expenses so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose, (c) the Borrowers and the Guarantor Subsidiaries may make Restricted Junior Payments to Holdings to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose, (d) any Subsidiary of Holdings may make Restricted Junior Payments to any Credit Party (other than Holdings), (e) any Subsidiary of Holdings may make Restricted Junior Payments to Holdings to the extent that Holdings immediately transfers the amount of such Restricted Junior Payment by way of capital contribution to Canadian HoldCo, and Canadian HoldCo immediately transfers the amount of such Restricted Junior Payment by way of capital contribution to UK Operating Company or Canadian Operating Company, as the case may be, (f) Canadian Operating Company and UK Operating Company may make Restricted Junior Payments to Canadian HoldCo; provided that Canadian HoldCo immediately transfers the amount of such Restricted Junior Payment by way of capital contribution to UK Operating Company or Canadian Operating Company, as the case may be, and (g) any Subsidiary of Holdings may make Restricted Junior Payments to Holdings; provided that Holdings immediately transfers the amount of such Restricted Junior Payment by way of capital contribution to another Credit Party. Nothing contained in this Section 6.4 shall operate to permit or authorized the payment of any management or similar fee unless such payment is also permitted under Section 6.11; provided, however, that any Credit Party may pay management fees, royalty fees, guarantee fees and other similar fees to any other Credit Party, subject to the limitations contained in Section 6.13.

6.5. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Holdings to (a) pay dividends or make any other distributions on any of such Subsidiary’s Stock owned by Holdings or any other Subsidiary of Holdings, (b) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any other Subsidiary of Holdings, (c) make loans or advances to Holdings or any other Subsidiary of Holdings, or (d) transfer any of its property or assets to Holdings or any other Subsidiary of Holdings other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(k) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements

51

entered into in the ordinary course of business to the extent such agreements are permitted hereunder, and (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Stock not otherwise prohibited under this Agreement. No Credit Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligation which would prohibit a Subsidiary of Holdings from becoming a Credit Party.

6.6. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents; provided, that, the aggregate amount of Cash and Cash Equivalents of Holdings and its Subsidiaries (i) maintained in Deposit Accounts in the United States that do not constitute Blocked Accounts will not exceed $50,000, (ii) maintained in Deposit Accounts in Canada that do not constitute Blocked Accounts will not exceed $50,000, (iii) maintained in Deposit Accounts in the United Kingdom that do not constitute Blocked Accounts will not exceed $50,000, (iv) maintained in Canada, whether or not in Blocked Accounts, but excluding any Blocked Cash, will not exceed (A) from the date that is two weeks following the date on which an initial draft of the Canadian control agreement is delivered to the Borrower Representative until May 31, 2007, $2,500,000 plus an amount sufficient to fund any checks written on such Canadian Blocked Accounts that have not yet cleared, and (B) on and after May 31, 2007, $2,500,000, and (v) maintained in the United Kingdom, whether or not in Blocked Accounts, but excluding any Blocked Cash, will not exceed (A) from the date that is two weeks following the date on which an initial draft of the United Kingdom Notice of Charge of Bank Account is delivered to the Borrower Representative until May 31, 2007, $5,000,000 plus an amount sufficient to fund any checks written on such United Kingdom Blocked Accounts that have not yet cleared, and (B) on and after May 31, 2007, $5,000,000; provided; however, notwithstanding anything to the contrary contained in this Section 6.6(a), under no circumstances shall Deposit Accounts used for collection of customer payments be maintained unless such Deposit Account is also a Blocked Account;

(b)(i) equity Investments owned as of the Closing Date in any Subsidiary, and (ii) Investments made after the Closing Date in (A) any wholly owned Guarantor Subsidiaries of Holdings, and (B) Canadian HoldCo; provided, that in the case of clause (B) hereof, Canadian HoldCo immediately transfers such Investment by way of capital contribution, to Canadian Operating Company or UK Operating Company;

(c) Investments (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, and (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

52

(d) intercompany loans to the extent permitted under Sections 6.1(b) and 6.1(k);

(e) Consolidated Capital Expenditures permitted by Section 6.7 and Annex G;

(f) loans and advances to employees of Holdings and its Subsidiaries (i) made in the ordinary course of business and described on Schedule 6.6, and (ii) any refinancings of such loans after the Closing Date in an aggregate amount not to exceed at any time $500,000;

(g) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.8;

(h) Investments consisting of Interest Rate Agreements otherwise permitted by Section 6.1(m).

(i) Investments described on Schedule 6.6;

(j) other Investments in an aggregate amount not to exceed at any time $1,000,000; and

(k) Guarantees otherwise permitted by Section 6.1.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4. Notwithstanding the foregoing, no Investment otherwise permitted by clause (d), (f), (g) or (h) of this Section 6.6 shall be permitted if any Default or Event of Default has occurred and is continuing or would result therefrom.

6.7. Financial Covenants. Borrowers shall not breach or fail to comply with any of the Financial Covenants required under Annex G.

6.8. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, consolidation, amalgamation, corporate reorganization or continuance, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding-up or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any directly or indirectly wholly-owned Subsidiary of Holdings may be merged or amalgamated with or into a Borrower or a Guarantor Subsidiary that is a directly or indirectly wholly-owned Subsidiary of Holdings, in each case, organized in the same jurisdiction as such Subsidiary, or all or any part of its business, property or assets may be conveyed, sold, leased,

53

transferred or otherwise disposed of, in one transaction or a series of transactions, to a Borrower or a Guarantor Subsidiary that is a directly or indirectly wholly-owned Subsidiary of Holdings, in each case, organized in the same jurisdiction as such Subsidiary; provided, that in the case of such a merger, such Borrower or such Guarantor Subsidiary, as applicable, shall be the continuing or surviving Person;

(b) sales or other dispositions of assets (i) that do not constitute Asset Sales or (ii) made to a Borrower or Guarantor Subsidiary that guarantees the Obligations of such Borrower organized in the same jurisdiction as the Credit Party or Subsidiary selling or otherwise disposing of such assets;

(c) Asset Sales, the proceeds of which (i) are less than $250,000 with respect to any single Asset Sale or series of related Asset Sales, and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $1,000,000; provided, that, (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors (or similar governing body) of such Person), (2) no less than one hundred percent (100%) thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 1.3(b)(ii);

(d) disposals of obsolete or worn out property, the proceeds of which are less than $100,000 with respect to any such property in any single disposition or series of related dispositions and when aggregated with all other dispositions made pursuant to this clause (d) from the Closing Date to the date of determination are less than $500,000; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors (or similar governing body) of the Credit Party making such disposition) and the Net Asset Sales Proceeds thereof shall be applied as required by Section 1.3(b);

(e) Permitted Acquisitions;

(f) Investments made in accordance with Section 6.6;

(g)(i) sub-leases of the Real Estate Asset located at 11890 North Lakeridge, Ashton, Virginia 23005, and (ii) leases of up to 28,565 square feet of the Real Estate Asset located at 500 Kirts Boulevard, Troy, Michigan 48084; provided, in each case that (A) the consideration received therefor shall represent not less than the fair market rental value of such Real Estate Assets (determined in good faith by the board of directors (or similar governing body) of such Person), (B) no less than one hundred percent (100%) thereof shall be paid in Cash, and (C) such lease or sub-lease is on terms and conditions, and subject to documentation, reasonably acceptable to Agent;

(h) any transactions set forth on Schedule 1.1(b) necessary for the consummation of the Reorganization.

54

6.9. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Stock of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.10. Sales and Lease Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.

6.11. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of five percent (5%) or more of any class of Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder, on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, that the foregoing restriction shall not apply to (a) any transaction between any Credit Parties otherwise permitted hereunder; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) reasonable compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) transactions described on Schedule 4.30; and (e) transactions permitted by Section 6.6(b)(ii)(B); provided, further, however, notwithstanding the foregoing, neither Holdings nor any of its Subsidiaries shall pay any management or similar fees, or any other fees or payments, to any Affiliate of Holdings that is not a Credit Party. Holdings shall disclose in writing each transaction with any holder of five percent (5%) or more of any class of Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder to Agent.

6.12. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party on the Closing Date.

6.13. Permitted Activities of Holdings.

(a) Holdings shall not (i) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Obligations, the Term Loan Debt and Indebtedness owing to other Credit Parties; (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents

55

to which it is a party or permitted pursuant to Section 6.2; (iii) engage in any business or activity or own any assets other than (A) holding one hundred percent (100%) of the Stock of its Subsidiaries, the Investments it owns on the Closing Date and Permitted Acquisitions; (B) performing its obligations and activities incidental thereto under the Loan Documents and the Term Loan Documents; (C) maintaining the cash management system of the Credit Parties, (D) making Restricted Junior Payments, Investments and Permitted Acquisitions to the extent permitted by this Agreement and (E) receiving Restricted Junior Payments to the extent permitted by this Agreement; (iv) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (v) sell or otherwise dispose of any Stock of any of its Subsidiaries, except to the extent expressly permitted hereunder; (vi) create or acquire any Subsidiary or make or own any Investment in any Person other than the Subsidiaries and Investments it owns on the Closing Date and Permitted Acquisitions; or (vii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

(b) Canadian HoldCo shall not (i) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever; (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it; (iii) engage in any business or activity, own any assets, create or acquire any Subsidiary or make or own any Investment in any Person other than (A) holding one hundred percent (100%) of the Stock of the Canadian Operating Company and the U.K. Operating Company (and making additional Investments in Canadian Operating Company and U.K. Operating Company); and (B) receiving Restricted Junior Payments from Canadian Operating Company and U.K. Operating Company and capital contributions from Holdings to the extent permitted by this Agreement and (C) making loans and advances to other Credit Parties; (iv) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (v) sell or otherwise dispose of any Stock of any of its Subsidiaries; or (vi) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.14. Amendments or Waivers of Certain Contractual Obligations. Except as provided in Section 6.21, no Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, replacement, refinancing, supplement or other modification to, or waiver or termination of any of its rights under any Material Contract if such amendment, restatement, replacement, refinancing, supplement or other modification or waiver or termination could reasonably be expected to be adverse to Agent or the Lenders, in each case, after the Closing Date without obtaining the prior written consent of Agent and the Requisite Lenders to such amendment, restatement, replacement, refinancing, supplement or other modification or waiver or termination.

6.15. Change in Auditors. No Credit Party shall change its auditors without the prior written consent of the Agent.

6.16. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from the Saturday closest to April 30.

56

6.17. Deposit Accounts. Except as provided in Section 6.6(a), no Credit Party shall establish or maintain a Deposit Account that is not a Blocked Account and no Credit Party will deposit proceeds in a Deposit Account which is not a Blocked Account.

6.18. Amendments to Organizational Agreements. No Credit Party shall amend or permit any amendments to any Credit Party’s Organizational Documents.

6.19. Prepayments of Certain Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, (ii) Term Loan Debt, (iii) Indebtedness among the Credit Parties permitted pursuant to Section 6.1(b), and (iv) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.8.

6.20. Issuance of Capital Stock. Other than Holdings, no Credit Party shall, nor shall it permit any of its Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Stock, any securities convertible into or exchangeable for its Stock, or any warrants, options or other rights for the purchase or acquisition of shares of its Stock. Holdings shall not issue or sell any Disqualified Capital Stock.

6.21. Term Loan Agreement. No Credit Party shall:

(a) amend, modify or waive, or request or agree to, any amendment, modification or waiver of any provision of the Term Loan Agreement other than any amendment, modification or waiver expressly permitted by the terms of the Intercreditor Agreement;

(b) request any Advance hereunder unless the aggregate amount of Revolving Loans (as defined in the Term Loan Agreement) outstanding at such time equals the greater of (i) the Revolving Commitment (as defined in the Term Loan Agreement) or (ii) $50,000,000; and

(c) at any time, permit (i) the sum of (A) the outstanding principal amount of the Last-Out Revolving Loans and the Tranche A Term Loans, plus (B) the outstanding aggregate principal amount of all Loans, plus (C) the undrawn amount of all Letter of Credit Obligations, plus (D) the Incremental Availability Reserve, plus (E) the Minimum Availability Amount, to exceed (ii) the Borrowing Base (without giving effect to the Revolver/Term Loan A Reserve (as defined in the Term Loan Agreement), the Minimum Availability Amount or the Incremental Availability Reserve) (the amount by which the amount of subclause (i) above exceeds the amount of subclause (ii) above is hereafter referred to as the “Borrowing Base Excess”); provided that, if any Borrowing Base Excess exists, the Borrowers shall, immediately upon the occurrence of such Borrowing Base Excess, take the following actions in the following order:

(i) prepay the Loans in the amount of such Borrowing Base Excess;

57

(ii) cash collateralize the undrawn amount of the outstanding Letter of Credit Obligations in the amount of such Borrowing Base Excess;

(iii) prepay the Last-Out Revolving Loans in the amount of such Borrowing Base Excess; and

(iv) prepay the Tranche A Term Loan in the amount of such Borrowing Base Excess.

6.22. Insignificant Subsidiaries. No Credit Party shall permit any Insignificant Subsidiary to engage in any business, own any assets or have any liabilities, except to the extent permitted by Section 3.36.

7.	TERM

7.1. Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2. Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Failure to Make Payments When Due. Failure by any Borrower or any other Credit Party to pay (i) when due the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Agent Advance or Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) when due any interest on any Agent Advance or any Loan or any fee or any other amount due hereunder.

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness

58

referred to in Section 8.1(a)) in a principal amount of $1,000,000 or more, beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of their respective Subsidiaries with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in subclause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause Holdings or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or any event of default shall occur under the Term Loan Agreement; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 4, Section 5.1, 5.2, 5.4, 5.5, 5.7, 5.8, 5.10, 5.11, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 5.21 or 5.22 or Section 6; or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Loan Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (to the extent not otherwise qualified as to materiality) as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.1, and such default, if capable of being remedied, shall remain unremedied for a period of 10 days; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries (other than any Insignificant Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries (other than any Insignificant Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, manager, administrator, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries (other than any Insignificant Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, custodian or similar officer, of Holdings or any of its

59

Subsidiaries (other than any Insignificant Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries (other than any Insignificant Subsidiary), and any such event described in this subclause (ii) shall continue for thirty (30) days without having been dismissed, withdrawn, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings or any of its Subsidiaries (other than any Insignificant Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, custodian or similar officer for all or a substantial part of its property; or Holdings or any of its Subsidiaries (other than any Insignificant Subsidiary) shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries (other than any Insignificant Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (other than any Insignificant Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. One or more money judgments, writs or warrants of attachment or similar processes involving $1,000,000 or more in the aggregate (to the extent not fully covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and either (i) enforcement proceedings are commenced in connection therewith, or (ii) such money judgment, writ or warrant of attachment shall remain undischarged, unvacated, unbonded or unstayed for a period of ten (10) consecutive days; or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution, winding-up, liquidation or split up of such Credit Party; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $1,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 401(a)(29) or 412(n) of the IRC or under ERISA (or the non-U.S. equivalent thereof); or

60

(k) Environmental Liabilities. Holdings or any of its Subsidiaries shall be liable for any Environmental Liabilities or related costs the payment of which could reasonably be expected to have a Material Adverse Effect; or

(l) Change of Control. A Change of Control shall occur; or

(m) Guaranties, Collateral Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason, or (iii) any Credit Party shall contest the validity or enforceability of any Loan Document or deny that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(n) Proceedings. The indictment of Holdings or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against Holdings or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person; or

(o) Cessation of Business. (i) Holdings or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 15 days; (ii) any other cessation of a substantial part of the business of Holdings or any of its Subsidiaries for a period which materially and adversely affects Holdings or any of its Subsidiaries; or (iii) any material damage to, or loss, theft or destruction of, any Collateral whether or not insured or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at a Facility, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

(p) Material Adverse Effect. An event or development occurs that could reasonably be expected to have a Material Adverse Effect.

8.2. Remedies.

(a) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend the Revolving Loan facility with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be

61

made or incurred in Agent’s sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

(b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitment from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Section 8.1(f) or (g), the Commitments shall be immediately terminated and all of the Obligations, including the aggregate Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

8.3. Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 12): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1. Assignment and Participations.

(a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by,

62

Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iv) include a payment to Agent of an assignment fee of $3,500; and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower Representative, which shall not be unreasonably withheld or delayed; provided that no such consent shall be required for an assignment to a Qualified Assignee. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender”. Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

63

(c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.8.

(e) Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under Section 1.16(c), or withholding taxes in accordance with Section 1.15(a).

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrowers, the option to provide to Borrowers all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall

64

be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrowers and Agent and without paying any processing fee therefor assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrowers and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

9.2. Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and the Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

If Agent shall request instructions from Requisite Lenders, Supermajority Revolving Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Supermajority Revolving Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or

65

continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable.

9.3. Agent’s Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4. GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.

9.5. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.7 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking

66

action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6. Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7. Successor Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

67

9.8. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Section 1.13, 1.15 or 1.16). Each Lender’s obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1. Each Credit Party that is a Borrower or Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9. Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a) Advances; Payments.

(i) Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with subclauses (iii) and (iv) of Section 1.1(c). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in

68

Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan, and not later than 12:00 p.m. (New York time) on the requested funding date, in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to the Borrower designated by Borrower Representative in the Notice of Revolving Credit Advance. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii) Not less than once during each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of the Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b) Availability of Lender’s Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to any Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

69

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders” or “Supermajority Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct. Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F and agree that Agent shall have no duty to provide the same to Lenders.

70

(f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

10.	SUCCESSORS AND ASSIGNS

10.1. Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.	MISCELLANEOUS

11.1. Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the GE Capital Fee Letter shall survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties.

11.2. Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

71

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of Borrowing Base, or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts and Eligible Inventory set forth in Sections 1.6 and 1.7, shall be effective unless the same shall be in writing and signed by Agent, Supermajority Revolving Lenders and Borrowers. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender and L/C Issuer directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders; (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Sections 1.3(b)(ii) through (iv)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders and the L/C Issuer); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders” or “Supermajority Revolving Lenders” insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer, under this Agreement or any other Loan Document, including any increase in the L/C Sublimit or any release of any Guaranty or Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than release of Liens in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of GE Capital. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment,

72

modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(d) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this subclause (i) and in subclauses (ii) and (iii) below being referred to as a “Non-Consenting Lender”);

(ii) requiring the consent of Supermajority Revolving Lenders, the consent of Requisite Lenders is obtained, but the consent of Supermajority Revolving Lenders is not obtained; or

(iii) requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained,

then, so long as Agent is not a Non-Consenting Lender, at Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3. Fees and Expenses. Borrowers shall reimburse (i) Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

(a) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

73

(b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(c) any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(d) any workout or restructuring of the Loans during the pendency of one or more Events of Default, provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; and

(e) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (e) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants,

74

environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4. No Waiver. Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver.

11.5. Remedies. Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6. Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7. Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8. Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or

75

administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

11.9. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; AND PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10. Notices.

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by

76

any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in Annex I, or (B) otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment Agreement, (ii) solely with respect to the Lenders, posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) solely with respect to the Lenders, posted to any other E-System set up by or at the direction of Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of Borrower Representative, Agent and Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to Borrower Representative and Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in subclause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

11.11. Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13. WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH

77

APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14. Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate shall (i) only disclose such information which is required to be disclosed by applicable law or pursuant to judicial process and (ii) promptly provide Agent with a copy of such disclosure. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrowers’ name, product photographs, logo or trademark. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16. Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

78

11.18. USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

12.	CROSS-GUARANTY

12.1. Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(d) the insolvency of any Credit Party; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

12.2. Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.

79

12.3. Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12 are for the benefit of Agent and the Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

12.4. Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

12.5. Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

12.6. Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

80

(b) the amount that could be claimed by Agent and Lenders from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 12.7.

12.7. Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

81

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

12.8. Liability Cumulative. The liability of Borrowers under this Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

12.9. Foreign Currency.

(a) Each Credit Party’s obligation hereunder and under the other Loan Documents to make payments in U.S. Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to Agent, or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Foreign Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange quoted by the Reference Bank, determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Foreign Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Foreign Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Foreign Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency that could have been purchased with the amount of Foreign Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Foreign Currency Conversion Date.

(c) For purposes of determining any rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

82

12.10. Immunity. To the extent that any Canadian Credit Party or any U.K. Credit Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, each Canadian Credit Party and U.K. Credit Party hereby irrevocably waives such immunity in respect of its obligations hereunder and under the other Loan Documents to which it is a party to the extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 12.10 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

12.11. Provisions Applicable to Canadian Credit Parties.

(a) For the purposes of the Interest Act (Canada), to the extent applicable, whenever any interest payable by a Canadian Credit Party is calculated on the basis of a period of time other than a year of 365 or 366 days, as applicable, the annual rate of interest to which each rate of interest utilized pursuant to such calculation is equivalent is such rate so utilized multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in such calculation.

(b) Notwithstanding any provision herein to the contrary, in no event will the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable by a Canadian Credit Party under any Loan Document exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section 347) permitted under that section and, if any payment, collection or demand pursuant to such Loan Document in respect of “interest” (as defined in that section 347) is determined to be contrary to the provisions of such section 347, such payment, collection or demand will be deemed to have been made by mutual mistake of such Canadian Credit Party, Agent and the applicable Lender or Lenders and the amount of such payment or collection will be refunded to such Canadian Credit Party only to the extent of the amount which is greater than the maximum effective annual rate permitted by such laws. For purposes of determining compliance with such section 347, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent will be prima facie evidence for the purposes of such determination.

(c) For the purposes of the Interest Act (Canada), to the extent applicable, the principle of deemed reinvestment of interest will not apply to any interest calculation under the Loan Documents, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

83

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWERS:

HANDLEMAN CATEGORY MANAGEMENT COMPANY

By:
Name:
Title:

HANDLEMAN ENTERTAINMENT RESOURCES L.L.C.

By:
Name:
Title:

HANDLEMAN REAL ESTATE LLC

By:
Name:
Title:

SVG DISTRIBUTION, INC.

By:
Name:
Title:

CRAVE ENTERTAINMENT, INC.

By:
Name:
Title:

ARTIST TO MARKET DISTRIBUTION LLC

By:
Name:
Title:

REPS, L.L.C.

By:
Name:
Title:

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

CREDIT PARTIES:

HANDLEMAN COMPANY

By:
Name:
Title:

CRAVE ENTERTAINMENT GROUP, INC.

By:
Name:
Title:

HANLEY ADVERTISING COMPANY

By:
Name:
Title:

HANDLEMAN COMPANY OF CANADA LIMITED

By:
Name:
Title:

HANDLEMAN UK LIMITED

By:
Name:
Title:

ADMINISTRATIVE AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and Lender

By:
Name:	Michael Lustbader
Title:	Duly Authorized Signatory

GE CAPITAL FINANCIAL INC., as L/C Issuer

By:
Name:
Title:	Duly Authorized Signatory

ANNEX A (RECITALS)

TO

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“ABL Priority Collateral” has the meaning ascribed to it in the Intercreditor Agreement.

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning ascribed to it in Annex G.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Advance” means any Revolving Credit Advance or Swing Line Advance, as the context may require.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any mediator or arbitrator whether pending or, to the best knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

Annex A - 1

“Affected Lender” has the meaning ascribed to it in Section 1.16(d).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

“Agreement” means the Credit Agreement by and among Borrowers, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable L/C Margin” means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).

“Applicable Margins” means collectively the Applicable L/C Margin, the Applicable Unused Line Fee Margin, the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin.

“Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Unused Line Fee Margin” means the per annum fee, from time to time in effect, payable in respect of Borrowers’ non-use of committed funds pursuant to Section 1.9(b), which fee is determined by reference to Section 1.5(a).

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of

Annex A - 2

Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Stock of any of Holdings’ Subsidiaries, other than inventory sold or leased in the ordinary course of business.

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“Attributable Debt” means as of the date of determination thereof, without duplication, (i) in connection with a sale and leaseback transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then-remaining term of any applicable lease, and (ii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer or treasurer, in each case, whose signatures and incumbency have been certified to Agent.

“Bankruptcy Code” means (i) Title 11 of the United States Code entitled “Bankruptcy,” (ii) the Bankruptcy and Insolvency Act (Canada), (iii) the Companies’ Creditors Arrangement Act (Canada) or (iv) the Insolvency Act of 1986 of England and Wales, as applicable, or any similar legislation in a relevant jurisdiction, in each case, as now and hereafter in effect, or any successor statute.

“Blocked Accounts” has the meaning ascribed to it in Annex C.

“Blocked Cash” means, as of any date of determination, (i) with respect to any Cash or Cash Equivalents maintained in Canada, the amount of unrestricted Cash and Cash Equivalents of the Canadian Guarantors maintained in a deposit account which is subject to a tri-party blocked account agreement and provides Agent with perfected first-priority Lien (subject to Prior Statutory Claims) on such account and the contents thereof and grants Agent sole dominion and control over such account; provided, however, Blocked Cash maintained in Canada shall not at any time exceed the lesser of (a) $15,000,000 or (b) one-third (33%) of the trailing-three month sales for the Canadian Guarantors, calculated as of the most recently ended Fiscal Month and (ii) with respect to any Cash or Cash Equivalents maintained in the United Kingdom, the amount of unrestricted Cash and Cash Equivalents of the U.K. Guarantors maintained in a deposit account which is subject to a tri-party blocked account agreement that provides Agent with perfected first-priority Lien on such account and the contents thereof and grants Agent sole dominion and control over such account; provided, however, Blocked Cash maintained in the United Kingdom shall not at any time exceed the lesser of (y) $30,000,000 or (z) one-third (33%) of the trailing-three month sales for the U.K. Guarantors, calculated as of the most recently ended Fiscal Month.

Annex A - 3

“Book Value” means, as of any date of determination with respect to any Person, the value of the applicable Inventory or Accounts maintained in the financial records of such Person, based on the lower of cost or market, on a first-in, first-out basis (if applicable), in accordance with GAAP.

“Borrower Party” or “Borrower Parties” means, individually or collectively, as the case may be, each Borrower, Canadian Operating Company and U.K. Operating Company.

“Borrower Representative” means Handleman Entertainment in its capacity as Borrower Representative pursuant to the provisions of Section 1.1(d).

“Borrowers” and “Borrower” have the respective meanings ascribed thereto in the preamble to the Agreement.

“Borrowing Availability” means as of any date of determination, the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case, minus the sum of the aggregate Revolving Loan and Swing Line Loan then outstanding.

“Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

a. 85% of the book value of Borrower Parties’ Eligible Accounts; plus

b. the lesser of (a) 60% of Borrower Parties’ Eligible Inventory valued at the lower of cost (determined on a first in, first out basis) or market or (b) 85% of the Net Orderly Liquidation Value of Borrower Parties’ Eligible Inventory; minus

c. the Incremental Availability Reserve; minus

d. the Term Loan Reserve; minus

e. the Minimum Availability Amount; minus

f. any other Reserves established by Agent at such time;

provided, however, Agent shall retain the right, in its sole discretion, from time to time after the Closing Date to modify advance rates set forth above.

“Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by Borrower Representative in the form attached to the Agreement as Exhibit 4.1(b).

“Borrowing Base Excess” has the meaning ascribed to it in Section 6.21.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Business Trade Secrets” has the meaning ascribed to it in Section 3.31.

Annex A - 4

“Canadian Credit Party” means the Canadian Operating Company and any other Guarantor that is formed under the laws of Canada or any province or territory thereof.

“Canadian Employee Benefits Laws” means the Canadian Pension Plan Act (Canada), the Pension Benefit Act (Ontario), the Pension Benefits Standards Act 1985 (Canada), the Health Insurance Act (Ontario), the Employment Standards Act (Ontario), the Income Tax Act (Canada), the Canada Labour Code, and any federal, provincial or local counterparts or equivalents, in each case, as amended from time to time.

“Canadian Guarantee” means the guarantee made by the Canadian Credit Parties in favor of the Agent, for the benefit of itself and the Lenders, substantially in the form of Exhibit A-1.

“Canadian Guarantors” means the Canadian Operating Company, together with any other Canadian Credit Party executing and delivering the Canadian Guarantee or any other Guaranty.

“Canadian HoldCo” means Handleman Canada Inc., a corporation organized under the laws of the Province of Ontario.

“Canadian Income Tax Act” means the Income Tax Act (Canada), R.S.C. 1985 C.1 (5th Supp), as amended.

“Canadian Obligations” means all debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums, liabilities, obligations, indemnifications, fees, charges, costs, expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description, including, without limitation, the Guaranteed Obligations of the Canadian Guarantors with respect to the U.S. Obligations and the U.K. Obligations, in each case, owing by Canadian Guarantors, to the Agent, the Lenders or any of them pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, primary or secondary absolute or contingent, due or to become due, now existing or hereafter arising, or otherwise and including all interest not paid when due and all expenses that Canadian Guarantors are required to pay or reimburse or perform by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Canadian Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any proceedings under the Bankruptcy Code.

“Canadian Operating Company” means Handleman Company of Canada Limited, a corporation organized under the laws of the Province of Ontario.

“Canadian Security Agreement” means the General Security Agreement made by the Canadian Credit Parties in favor of the Agent, for the benefit of itself and the Lenders, substantially in the form of Exhibit A-2.

“Canadian Security Documents” means (i) the Canadian Guarantee and (ii) the Canadian Security Agreement, and (iii) any additional agreements delivered to evidence the Canadian Obligations and/or to establish a security interest in the Collateral located in Canada, in each case, in form and substance satisfactory to Agent.

Annex A - 5

“Canadian Withholding Taxes” means withholding taxes payable by any Canadian Credit Party to the CRA pursuant to Section 212(1) of the Income Tax Act (Canada).

“Capital Expenditures” means all expenditures that, in accordance with GAAP, are or should be included in “purchase of property and equipment (including the portion of liabilities under any Capital Lease that is or should be capitalized in accordance with GAAP) or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or the government of Canada or England, or (b) issued by any agency of the United States, Canada or England, the obligations of which are backed by the full faith and credit of the United States, Canada or England, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America, province of Canada, or any political subdivision of any such state or province or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada or any province thereof that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least ninety-five percent (95%) of its assets invested continuously in the types of investments referred to in subclauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Cash Collateral Account” has the meaning ascribed to it Annex B.

“Cash Management Systems” has the meaning ascribed to it in Section 1.8.

“Certificate of Exemption” has the meaning ascribed to it in Section 1.15(d).

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall have acquired, directly or indirectly, beneficial or of record ownership of twenty five percent (25%) or more

Annex A - 6

on a fully diluted basis of the voting and/or economic interest in the outstanding Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (ii) Holdings shall cease to beneficially own and control one hundred percent (100%) on a fully diluted basis of the economic and voting interest in the outstanding Stock of any Credit Party; (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Closing Date, or (b) were nominated for election or appointed by the board of directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (iv) any “change of control” occurs under any of the following agreements: (A) Agreement dated September 6, 2005 between Holdings and Ronnie Wayne Lund, (B) Agreement dated March 17, 1997 between Holdings and Stephen Strome, (C) Agreement dated February 16, 2007 between Holdings and Robert Kirby, (D) Agreement dated August 8, 2003 between Holdings and Thomas C. Braum, Jr., (E) Change of Control/Severance Agreement dated March 2007 between Holdings and Jeff Skipton, (F) Change of Control/Severance Agreement dated March 2007 between Holdings and Scott Wilson, (G) Change of Control/Severance Agreement dated March 2007 between Holdings and Khaled Haram, and (H) Change of Control/Severance Agreement dated March 2007 between Holdings and Mark Albrecht.

“Charges” means all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

“Closing Date” means April 30, 2007.

“Closing Date Mortgaged Property” means has the meaning ascribed to it in Exhibit D.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; and provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial

Annex A - 7

Code (or any personal property security legislation of any non-U.S. jurisdiction including the PPSA) as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code or such other personal property security legislation as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the U.S. Pledge and Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and the Lenders, to secure the Obligations.

“Collateral Documents” means the U.S. Pledge and Security Agreement, the Canadian Security Documents, the U.K. Security Documents, the Mortgages, any Landlord Collateral Access Agreements, the Collateral Questionnaire, the Guaranties, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and all other acknowledgments (including, without limitation, that certain consent executed by the Army and Air Force Exchange Service) certificates, financing statements, (and foreign equivalents thereof) instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Loan Documents guaranteeing payment of, or in order to grant to Agent, for the benefit of itself and the Lenders, a Lien on any real, personal or mixed property of that Credit Party as security for, the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

“Collateral Questionnaire” means a perfection certificate in form satisfactory to Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.

“Collection Account” means that certain account of Agent, account number 50279513 with account name GECC CFS CIF Collection Account at DeutscheBank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Collection Account”.

“Commitment Termination Date” means the earliest of (a) April 30, 2012, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero dollars ($0).

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) as set forth on Annex J or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’

Annex A - 8

Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment), which aggregate commitment shall be One Hundred Ten Million Dollars ($110,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Concentration Accounts” has the meaning ascribed to it in Annex C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to:

(i) the sum, without duplication, of the amounts for such period of:

(a)	Consolidated Net Income, plus

(b)	Consolidated Interest Expense, plus

(c)	provisions for taxes based on income, plus

(d)	total depreciation expense, plus

(e)	total amortization expense, plus

(f)	amortization of License Advances, plus

(g)	amortization of Software Development Costs, plus

(h)	other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), minus

(ii) the sum, without duplication, of the amounts for such period of:

(a)	other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus

(b)	investment income, plus

(c)	income tax credits, plus

(d)	extraordinary cash gains and other income, plus

(e)	net gains from the sale or exchange of capital assets;

in each case, determined in accordance with GAAP.

Annex A - 9

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment (including the portion of liabilities under any Capital Lease that is or should be capitalized in accordance with GAAP) or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Holdings and its Subsidiaries on a consolidated basis equal to:

(i) the sum, without duplication, of the amounts for such period of:

(a)	Consolidated Adjusted EBITDA, plus

(b)	investment income, plus

(c)	other non-ordinary course income, minus

(ii) the sum, without duplication, of the amounts for such period of:

(a)	voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of any revolving credit indebtedness except to the extent the obligation of the relevant lenders to make such revolving credit available is permanently reduced or terminated in connection with such repayments, to the extent of such reduction or termination), plus

(b)	Consolidated Capital Expenditures (net of any proceeds of (x) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.13(a) of the Term Loan Agreement, (y) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section 2.13(b) of the Term Loan Agreement, and (z) any proceeds of related financings with respect to such expenditures) made in cash; plus

(c)	Consolidated Cash Interest Expense, plus

(d)	License Advances made in cash, plus

(e)	Software Development Costs paid in cash, plus

(f)	provisions for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period.

Annex A - 10

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to:

(i) Consolidated Cash Interest Expense, plus

(ii) scheduled payments of principal on Consolidated Total Debt, plus

(iii) Consolidated Capital Expenditures, plus

(iv) dividends or distributions paid in cash, plus

(v) the portion of taxes based on income actually paid in cash and provisions for cash income taxes, plus

(vi) License Advances, plus

(vii) Software Development Costs,

as each of the foregoing is made during such period in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

“Consolidated Net Income” means, for any period:

(i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus

(ii) the sum of:

(a)	the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, plus

(b)	the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, plus

(c)	the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus

Annex A - 11

(d)	any after tax gains attributable to Asset Sales or returned surplus assets of any Pension Plan, plus

(e)	(to the extent not included in clauses (a) through (d) above) any net extraordinary gains.

“Consolidated Total Debt” means, as at any date of determination: the aggregate amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP or, in the case of Rate Management Transactions or other hedging arrangements, the Net Mark-to-Market Exposure determined on a consolidated basis.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

Annex A - 12

“CRA” means the Canada Revenue Agency.

“Credit Parties” means Holdings, each Borrower, and each Guarantor Subsidiary.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(d).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

“Dilution” means, as of any date of determination, a percentage that is the result of dividing the Dollar amount of (a) the write-off of bad debt or other dilutive items with respect to the Borrower Parties’ Accounts during such period, by (b) the Borrower Parties’ (i) collections and (ii) the write-off of bad debt or other dilutive items, both of which in respect to the Borrower Parties’ Accounts.

“Disbursement Accounts” has the meaning ascribed to it in Annex C.

“Disclosure Schedules” means the Schedules prepared by Borrowers and denominated as Schedules 1.1(a) through 6.11 in the Index to the Agreement.

“Disqualified Capital Stock” means Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Stock referred to in clause (a) above, in each case at any time prior to the first anniversary of the Final Maturity Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to one year after the Final Maturity Date, (e) does not provide that any claims of any holder of such Stock may have against Holdings or any of its Subsidiaries (including any claims as judgment creditor or other creditor in respect of claims for the breach of any covenant contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner satisfactory to Agent, (f) provides the holders of such Stock thereof with any rights to receive any cash upon the occurrence of a change of control prior to the first anniversary date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (g) is prohibited by the terms of this Agreement. As used in this definition “Final Maturity Date” means of April 30, 2012.

Annex A - 13

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Eligible Accounts” has the meaning ascribed to it in Section 1.6.

“Eligible Inventory” has the meaning ascribed to it in Section 1.7.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA or a benefit plan, pension plan or plan under Canadian Employee Benefit Laws or a U.K. Employee Benefit Laws which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order, complaint, summons, citation, direction, penalty, fine, investigation, or other order, directive or proceeding (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal, provincial, state or local (or any subdivision of any of them), statutes, ordinances, orders, rules, bylaws, regulations, judgments, guidelines, policies, Governmental Authorizations, or any other requirements of Governmental Authorities or any rule of common law, or any judicial or administrative interpretation thereof, imposing liability or establishing standards of conduct for or relating to (i) public health and safety, protection of the environment or other environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, or the protection of human health or welfare.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a

Annex A - 14

result of or related to any Environmental Claim by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, consents, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the IRC of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the IRC of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the IRC of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the IRC or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan or Multiemployer Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the IRC with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the IRC) or the failure to make by its due date a required installment under Section 412(m) of the IRC with respect to any Pension Plan or the failure to make any required

Annex A - 15

contribution to a Multiemployer Plan; (iii) notice of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability or potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the IRC or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the IRC) to qualify under Section 401(a) of the IRC, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the IRC; (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the IRC or pursuant to ERISA with respect to any Pension Plan; or (xii) the imposition of any material liability under Title IV of ERISA, other than the PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates; (xiii) any equivalent event, action, condition, proceeding or otherwise under Canadian Employee Benefit Laws or U.K. Employee Benefit Laws, or (xiv) any other event or condition with respect to a Pension Plan or Multiemployer Plan that could reasonably be expected to result in material liability of Holdings.

“E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Affiliates, or any of such Person’s respective officers, directors, employees, attorneys, agents and representatives or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

Annex A - 16

“Existing Credit Documents” means that certain Amended and Restated Credit Agreement, dated as of November 22, 2005, by and among Holdings, certain Subsidiaries of Holdings, the lenders from time to time party thereto, LaSalle Bank Midwest National Association, as administrative agent, KeyBank National Association, as co-syndication agent, Comerica Bank, as co-syndication agent, U.S. Bank, N.A., as co-syndication agent, and LaSalle Bank Midwest National Association, as documentation agent, together with all related Loan Documents, (as such term is defined therein), all as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“Existing Indebtedness” means Indebtedness and other obligations outstanding under the Existing Credit Documents.

“Existing Lender” means, collectively, LaSalle Bank Midwest National Association, as administrative agent under the Existing Credit Documents, and each other agent and lender under the Existing Credit Documents.

“Existing Intercompany Notes” means, collectively, (i) the promissory note made by the U.K. Operating Company to the order of Holdings (successor by merger to Lifetime Holding, Inc.) in the aggregate outstanding principal amount of approximately $80,000,000, and (ii) the promissory note made by Holdings (successor by merger to Lifetime Holding, Inc.) to the order of U.K. Operating Company in the aggregate outstanding principal amount of approximately $20,000,000.

“Extraordinary Receipts” means any cash received by or paid to or for the account of Holdings or any of it Subsidiaries not in the ordinary course of business, including any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement and proceeds of insurance (excluding, however, any Net Insurance/Condemnation Proceeds which are subject to Section 1.3(b)(iii).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Fair Salable Balance Sheet” means a balance sheet of Borrowers prepared on the same basis as the Pro Forma, except that Borrowers’ assets are set forth therein at their fair salable values on a going concern basis, and the liabilities set forth therein include all contingent liabilities of Borrowers stated at the reasonably estimated present values thereof.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

Annex A - 17

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from normal audit and year-end adjustments.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Plan” has the meaning ascribed to it in Annex E.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrowers delivered in accordance with Section 3.7 and Annex E.

“Fiscal Month” means any of the monthly accounting periods of Holdings and its Subsidiaries.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on the Saturday closest to April 30th of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Month of (a) Consolidated Adjusted EBITDA for the twelve month period most recently ended, taken as a single accounting period, to (b) Consolidated Fixed Charges for such twelve month period.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Agent, for the benefit of itself and the Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Currency” has the meaning ascribed to it in Section 12.9(a).

“Foreign Currency Conversion Date” has the meaning ascribed to it in Section 12.9(a).

“Foreign Lender” has the meaning ascribed to it in Section1.15(d).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

Annex A - 18

“GAAP” means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex G.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Fee Letter” means that certain letter, dated as of the date hereof, between GE Capital and the Borrowers with respect to certain Fees to be paid from time to time by Borrowers to GE Capital.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, and “intangibles” as such term is defined in the PPSA, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, provincial, municipal, national, local or other government, governmental department, commission, board, bureau, court, agency, tribunal, administrative hearing body, arbitration panel, commission or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, any province or territory of Canada, Canada, or any other foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

Annex A - 19

“Governmental Authorization” means any approval, certificate, permit, license, authorization, plan, registration, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning ascribed to it in Section 7.1(g).

“Grantor” has the meaning ascribed to it in the U.S. Pledge and Security Agreement.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above.

“Guaranteed Obligations” means, individually or collectively, as the context may require, the obligations of the Guarantors under their respective Guaranties.

“Guaranties” means, collectively, the Holdings Guaranty, the Subsidiary Guaranty, the Canadian Guarantee, and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

“Guarantor Payment” has the meaning ascribed to it in Section 12.7(a).

“Guarantors” means Holdings, each Subsidiary of Holdings (other than the Borrowers, Canadian HoldCo and any Insignificant Subsidiary), and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Hazardous Materials” shall include, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise regulated under Environmental Laws including those classified as a contaminant, pollutant, toxic pollutant, toxic, deleterious, or hazardous substances, extremely hazardous substance or chemical, hazardous waste, hazardous materials, medical waste, biohazardous or infectious waste, special waste, or solid waste; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos-containing materials.

Annex A - 20

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any Remedial Action with respect to any of the foregoing.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries for the Fiscal Year ended April 29, 2006, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from January 31, 2007 to the Closing Date, internally prepared, unaudited financial statements of Holdings and its Subsidiaries consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed prior to forty six (46) days before the Closing Date and for each Fiscal Month completed prior to thirty-one (31) days prior to the Closing Date, in the case of clauses (i) and (ii) certified by the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year end adjustments.

“Holdings” has the meaning ascribed thereto in the recitals to the Agreement.

“Holdings Guaranty” means the guaranty of even date herewith executed by Holdings in favor of Agent and Lenders.

“Incremental Availability Reserve” means a Reserve against the Borrowing Base in an amount equal to the greater of (a) $0 and (b) an amount equal to the difference between (i) $30,000,000, and (ii) the sum of (A) 10% of the Book Value of Eligible Accounts, plus (B) 10% of the Net Orderly Liquidation Value of Eligible Inventory, plus (C) 75% of the appraised fair market value (based on a sale period of nine (9) months) of all Real Estate Assets owned by the Credit Parties on which Agent has a Requisite Priority Lien which fair market value shall be adjusted in accordance with the appraisals required to be delivered pursuant to Annex E.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (a) trade payables incurred in the ordinary course of business having a term of less than four (4) months that are not overdue by more than sixty (60) days and (b) other trade payables in an aggregate amount not exceeding $2,000,000 at any time) which purchase price is (a) due more than four (4) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or

Annex A - 21

similar written instrument; (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; (xii) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Stock of such Person and (xii) all Attributable Debt of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.

“Indemnified Person” has the meaning ascribed to in Section 1.13.

“Indemnified Taxes” means any Tax paid or incurred by Agent or any Lender or their respective Tax-Related Persons, as the case may be, relating to, arising out of, or in connection with any Loan Documents or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, excluding (a) any Tax on the overall net income; and (b) any United States federal withholding taxes that would be imposed on amounts payable to such Foreign Lender based upon the applicable withholding rate in effect at the time a Foreign Lender becomes a party to this Agreement (or designates a new lending office), except this (i) shall not exclude any additional United States federal withholding tax that may be imposed after the date upon such Foreign Lender becomes a party to this Agreement (including, a resultant change in law) and (ii) shall not reduce the amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 1.15(a) and this Section 1.15(b), if any, with respect to such withholding tax.

Annex A - 22

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Insignificant Subsidiaries” means each of the Subsidiaries of Holdings listed on Schedule 1.1(a).

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the date hereof, made by the Credit Parties and their Subsidiaries in favor of Agent, for the benefit of itself and the Lenders.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and among the Term Loan Agent, and Agent and acknowledged by the Borrowers and the Guarantors, in form and substance satisfactory to Agent and Lenders, as the same may be amended, supplemented or otherwise modified from time to time and any annexes, exhibits, schedules to any of the foregoing.

“Interest Payment Date” means, as to any Index Rate Loan or LIBOR Loan, the first Business Day of each month to occur while such Loan is outstanding (other than the month ended April 30, 2007, in which case payment shall be made on the day that is 5 Business Days after April 30, 2007); provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, or interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations, (ii) approved by Agent, and (iii) not for speculative purposes.

Annex A - 23

“Internal Control Event” means a material weakness in internal controls over public reporting, as described in the Securities Laws, or fraud that involves management of Holdings, which fraud has a material effect on Holdings’ internal controls over public reporting, in each case as described in the Securities Laws.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person, of any Stock of such Person; (iii) any direct or indirect loan, advance or capital contributions by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and Accounts from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) any direct or indirect Guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

Annex A - 24

“Landlord Collateral Access Agreement” means a Landlord Consent and Subordination Agreement substantially in the form of Exhibit A-3, with such amendments or modifications as may be approved by Agent, or otherwise in form and substance reasonably acceptable to Agent.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Agent in its sole discretion as not being required to be included in the Collateral.

“L/C Issuer” means issuers of Letters of Credit to Borrowers as contemplated by the Agreement, including with respect to stand-by Letters of Credit, GE Capital Financial Inc.

“L/C Sublimit” has the meaning ascribed to it in Annex B.

“Last-Out Revolving Loans” means the “Revolving Loans” as defined in the Term Loan Agreement.

“Lease Expenses” means, with respect to any Person for any fiscal period, the aggregate rental obligations of such Person determined in accordance with GAAP which are payable in respect of such period under leases of real or personal property (net of income from subleases thereof, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person or in the notes thereto, excluding, however, any such obligations under Capital Leases.

“Lenders” means (a) GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender, and (b) solely for the purpose of obtaining the benefit of the Liens granted to the Agent, for the benefit of itself and the Lenders under the Collateral Documents, a Person to whom any Obligations in respect of a Secured Rate Contract are owed. For the avoidance of doubt, any Person to whom any Obligations in respect of a Secured Rate Contract are owed and which does not hold any Loans or Commitments shall not be entitled to any other rights as a “Lender” under this Agreement or any other Loan Document.

“Letter of Credit Fee” has the meaning ascribed to it in Annex B.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent, Lenders and L/C Issuer at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by the L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by L/C Issuer, Agent or Lenders thereupon or pursuant thereto.

“Letters of Credit” means documentary or standby letters of credit issued for the account of any Borrower by any L/C Issuer, and bankers’ acceptances issued by any Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

Annex A - 25

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower Representative’s irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

a. if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

b. any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

c. any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

d. Borrower Representative shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

e. Borrower Representative shall select LIBOR Periods so that there shall be no more than 5 separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

a. the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

b. a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

Annex A - 26

If such interest rates shall cease to be available from Reuters (or its successor satisfactory to Agent), the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower Representative.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“License Advances” means prepaid or guaranteed royalties and/or license fees paid to the owners of intellectual property rights.

“Lien” means (i) any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan Account” has the meaning ascribed to it in Section 1.12.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Master Standby Agreement, the GE Capital Fee Letter, the Intercreditor Agreement, the Intercompany Subordination Agreement, the Flow of Funds Agreement and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Revolving Loan and the Swing Line Loan.

“Lock Boxes” has the meaning ascribed to it in Annex C.

“Margin Stock” has the meaning ascribed to it in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or

Annex A - 27

enforceability against a Credit Party of a Loan Document to which it is a party; (iv) the Collateral or Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens; or (v) the rights, remedies and benefits available to, or conferred upon, Agent and any Lender under any Loan Document. Without limiting the generality of the foregoing, any event or occurrence adverse to one or more Credit Parties which results or could reasonably be expected to result in losses, costs, damages, liabilities or expenditures in excess of $2,500,000 shall constitute a Material Adverse Effect.

“Material Contract” means, collectively, any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, and including, in any event each contract or agreement to which Holdings or any of its Subsidiaries is a party involving aggregate consideration payable to or by Holdings or such Subsidiary of $5,000,000 or more (other than purchase orders in the ordinary course of the business of Holdings or such Subsidiary and other than contracts that by their terms may be terminated by Holdings or such Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium).

“Material Customer” means any customer from whom Holdings or any of its Subsidiaries, individually or in the aggregate, derives, or has derived, during any year within the immediately preceding three year period, annual revenues in excess of $10,000,000, and, in any event, shall include each of the Persons specified on Schedule 1.1(c).

“Material Real Estate Asset” means (i) (a) any fee-owned Real Estate Asset having a fair market value in excess of $2,000,000 as of any date of determination, and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $2,000,000 per annum, or (ii) any Real Estate Asset that the Requisite Lenders have determined is material to the business, results of operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any Subsidiary thereof and any listed on Schedule 1.1(a).

“Master Standby Agreement” means the Master Agreement for Standby Letters of Credit dated as of the Closing Date among Borrowers, as Applicant(s), and L/C Issuer.

“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 1.5(f).

“Minimum Availability Amount” means (a) at any time prior to January 1, 2008, the greater of (i) $40,000,000, and (ii) an amount equal to 10% of the Borrowing Base at such time, and (b) at any time on and after January 1, 2008, the greater of (i) $50,000,000 and (ii) an amount equal to 10% of the Borrowing Base at such time; provided, however, that for so long as Consolidated Adjusted EBITDA for the twelve month period ending on the last day of the most recently ended Fiscal Month equals or exceeds $25,000,000, the Minimum Availability Amount shall be equal to the greater of (i) $40,000,000, and (ii) an amount equal to 10% of the Borrowing Base at such time.

Annex A - 28

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Closing Date Mortgaged Property, all in form and substance reasonably satisfactory to Agent.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA or such equivalent plan under Canadian Employee Benefit Laws or U.K. Employee Benefit Laws.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) the sum of Cash payments and Cash Equivalents received by Holdings or any of its Subsidiaries from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided, that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds).

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements).

Annex A - 29

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Net Orderly Liquidation Value” means, as to any particular asset, the value that is estimated to be recoverable in an orderly liquidation thereof (encompassing a seasonal high and low period), as determined from time to time by a qualified appraiser selected by Agent, net of all liquidation costs and expenses.

“Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).

“Non-Consenting Lender” has the meaning ascribed to it in Section 11.2(d)(i).

“Notes” means, collectively, the Revolving Notes and the Swing Line Notes.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).

“Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Obligations” means, collectively, the U.S. Obligations, the Canadian Obligations and the U.K. Obligations.

“Obligation Currency” has the meaning ascribed to it in Section 12.9(a).

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than with respect to Capital Leases.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, or, in each case, the equivalent of the foregoing, and with respect to any Canadian Credit Party, shall include any unanimous shareholder agreement or unanimous shareholder declaration or equivalent document, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended (or similar documents) and (v) with respect to any other type of entity, its corresponding, organization documents. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

Annex A - 30

“Other Lender” has the meaning ascribed to it in Section 9.9(d).

“Overadvance” has the meaning ascribed to it in Section 1.1(a)(iii).

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“Patriot Act” has the meaning ascribed to it in Section 11.18.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto or equivalent entity under Canadian Employee Benefit Laws or U.K. Employee Benefit Laws.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the IRC or Section 302 of ERISA and equivalent Employee Benefit Plans under Canadian Employee Benefit Laws and U.K. Employee Benefit Laws.

“Permitted Acquisition” means any acquisition by Holdings, any Borrower or any wholly-owned Guarantor Subsidiaries of Holdings, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Stock of, or a business line or unit or a division of, any Person; provided

1. immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

2. all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

3. in the case of the acquisition of Stock, all of the Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of such Person in connection with such acquisition shall be owned one hundred percent (100%) by Holdings or a Guarantor Subsidiary thereof, and Holdings or such Guarantor Subsidiary shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Holdings or such Guarantor Subsidiary, each of the actions set forth in Sections 5.9 and/or 5.10, as applicable;

Annex A - 31

4. (A) Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis after giving effect to such proposed acquisition as of the last day of the Fiscal Month most recently ended (as determined in accordance with Annex G); (B) after giving effect to such proposed acquisition, the average Borrowing Availability (after giving effect to the Incremental Availability Reserve, the Term Loan Reserve, the Minimum Availability Amount and all other Reserves then in effect) on a pro forma basis (determined in accordance with Annex G) for (i) the 30 day period immediately prior to the making of such proposed acquisition, and (ii) the 30 day period immediately following the making of such proposed acquisition equals or exceeds the Specified Availability Amount at such time; (C) Consolidated Adjusted EBITDA for the twelve month period ending on the last day of the most recently ended Fiscal Month equals or exceeds $50,000,000; and (D) after giving effect to such proposed acquisition, the Fixed Charge Coverage Ratio of Holdings and its Subsidiaries, on a pro forma basis (determined in accordance with Annex G) for (i) the most recently ended twelve-month period for which financial statements are available immediately preceding the making of such proposed acquisition, and (ii) the twelve-month period immediately following the making of such proposed acquisition, is equal to or greater than 1.1:1.0;

5. Holdings shall have delivered to Agent at least 30 Business Days prior to such proposed acquisition, (A) a Compliance Certificate evidencing compliance with Section 6.7 and Annex G as required under clause (4) above, together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.7 and Annex G; accompanied by (B) term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such acquisition) and, at the request of Agent, such other information and documents that Agent may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (B) pro forma financial statements of the Holdings and its Subsidiaries after the consummation of such acquisition, and (C) copies of such other agreements, instruments or other documents as Agent shall reasonably request;

6. the agreements, instruments and other documents referred to in clause (5)(B) above shall provide that (A) neither the Credit Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness any Seller, or other obligation of the any seller (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary and desirable to the continued operation of such property and except for Permitted Indebtedness), and (B) all property to be so acquired in connection with such acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (B) then concurrently with such Acquisition such Lien shall be released);

Annex A - 32

7. any Person or assets or division as acquired in accordance herewith (y) shall be in same business or lines of business in which Holdings and/or its Subsidiaries are engaged as of the Closing Date and (z) shall have generated positive cash flow for the four quarter period most recently ended prior to the date of such acquisition;

8. the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired;

9. not less than fifty percent (50%) of the total consideration paid in connection with the acquisition shall be in the form of equity interests in Holdings or from the proceeds of issuances of equity by Holdings after the Closing Date not required to be used to prepay Loans;

10. the aggregate consideration paid in connection with the acquisition shall not exceed an amount equal to $5,000,000 during any Fiscal Year, or $10,000,000 in the aggregate from the Closing Date to the date of determination; and

11. as of the date of the acquisition, the chief executive officer or the chief financial officer of Holdings shall provide a certificate to Agent and the Lenders certifying as to the matters set forth in the foregoing clauses and further certifying that the acquisition shall not have a Material Adverse Effect.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, or the current ASTM standard for such process, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Agent, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim or Environmental Liabilities, and (b) a current compliance audit setting forth an assessment of Holdings’, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“PPSA” means the Personal Property Security Act (Ontario) (as may be amended and in effect from time to time), as applicable in the context, or analogous legislation of the applicable Canadian province(s) or territory(ies) in respect of the applicable Credit Party.

Annex A - 33

“Prior Statutory Claims” means claims for unpaid wages, vacation pay, worker’s compensation, unemployment insurance premiums, pension plan contributions, employee or non-resident withholding tax source deductions, unremitted goods and services, excise or sales taxes (net of applicable input credits, in the case of goods and services, excise, value-added and similar taxes), customs duties, realty taxes (including utility charges and business taxes which are collectable like realty taxes) or similar statutory obligations secured by a non-consensual statutory Lien arising in the ordinary course of such Credit Party’s business to the extent: (i) such Liens secure amounts which are not overdue for more than five (5) days or (ii) such Liens secure amounts relating to claims or liabilities which are being contested in good faith by appropriate proceedings diligently pursued and available to such Credit Party, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books in accordance with GAAP.

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the unaudited consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of March 3, 2007, after giving pro forma effect to the Related Transactions.

“Projections” has the meaning ascribed to it in Section 3.8.

“Pro Rata Share” means, with respect to all matters relating to any Lender, (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

“Proposed Change” has the meaning ascribed to it in Section 11.2(d).

Annex A - 34

“Prospective Dilution” means, as of any date of determination, (x) Dilution for the prospective three months, beginning one year prior from the date of determination, plus (y) any net increase (for the avoidance of doubt, there shall be no adjustment for any net decrease) in Dilution base on comparable trailing twelve month periods (per the most recent collateral field exam).

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that no Person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that holds subordinated Indebtedness or Stock issued by any Credit Party shall be a Qualified Assignee.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents in excess of $17,500,000 maintained in a deposit account or securities account in accordance with the terms of this Agreement, including, without limitation, Annex C and Section 6.6(a), which account is subject to a tri-party blocked account agreement and provides Agent with a perfected first-priority Lien (subject to Prior Statutory Claims) on such account and the contents thereof; provided, however, Qualified Cash shall be deemed to equal zero at all times when there are Advances outstanding under this Agreement.

“Rate Contract” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Credit Party which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures; provided, that, in order to be deemed to be a Rate Management Transaction under this Agreement for any purpose (other than the definition of the term “Indebtedness”), any such transaction shall be entered into for risk management purposes associated with the Credit Parties’ operations and not for speculative purposes.

Annex A - 35

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Reference Bank” means JPMorgan Chase Bank, its successors or any other commercial bank designated as the “Reference Bank” by Agent to Borrower Representative.

“Refinancing” means the repayment in full by Borrowers of the Existing Indebtedness on the Closing Date.

“Refunded Swing Line Loan” has the meaning ascribed to it in Section 1.1(c)(iii).

“Related Transactions” means the initial borrowing under the Revolving Loan on the Closing Date, the Refinancing, the transactions contemplated by the Term Loan Documents, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents, the Term Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.

“Regulation” has the meaning ascribed to it in Section 3.38.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, issuance or transportation of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare, natural resources or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601 or the equivalent provisions of any other applicable Environmental Laws.

“Reorganization” means the corporate reorganization of Holdings and its Subsidiaries, as described on Part I of Schedule 1.1(b).

“Reorganization Documents” means each of the documents executed and delivered in connection with the Reorganization and listed on Part II of Schedule 1.1(b).

“Replacement Lender” has the meaning ascribed to it in Section 1.16(d).

Annex A - 36

“Requisite Lenders” means Lenders having (a) more than 50.1% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50.1% of the aggregate outstanding amount of all Loans.

“Requisite Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is a valid, legal and enforceable Lien having priority over all other Liens to which such Collateral is subject, other than any Permitted Lien, to the extent any such Permitted Lien would have (and are permitted to have) priority over the Liens in favor of Agent pursuant to any applicable law or agreement.

“Reserves” means (a) reserves established by Agent from time to time against Eligible Inventory with respect to landlord liens or other similar statutory Liens, (b) the Incremental Availability Reserve, and (c) such other reserves against Eligible Accounts, Eligible Inventory or Borrowing Availability of any Borrower that Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Consolidated Cash Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent’s credit judgment if at such time a Default or Event of Default shall have occurred and be continuing or Borrowing Availability is less than $25,000,000.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or any of its Subsidiaries now or hereafter outstanding; (iv) any management or similar fees payable to any Affiliate of any Credit Party; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness that is subordinated to the Obligations (other than intercompany Indebtedness subject to the terms of the Intercompany Subordination Agreement).

“Retiree Welfare Plan” means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).

“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Loan Commitment.

“Revolving Loan” means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

Annex A - 37

“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be One Hundred Ten Million Dollars ($110,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Corporation.

“Secured Rate Contract” means any Rate Contract between Borrower and the counterparty thereto which has been provided or arranged by GE Capital or an Affiliate of GE Capital.

“Secured Swap Provider” means a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Settlement Date” has the meaning ascribed to it in Section 9.9(a)(ii).

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

Annex A - 38

“Software Development Costs” means the costs of software development arising from the development of software programs by Holdings and its Subsidiaries in the ordinary course of business and which are capitalized on the financial statements and books and records of the Person incurring such costs.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt and liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is (a) “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances, and (b) not an “insolvent person” (as such term is defined in the Bankruptcy and Insolvency Act (Canada) or the Insolvency Act of 1986, as applicable) or “debtor company” (as such term is defined in the Companies’ Creditors Arrangement Act (Canada)). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” has the meaning ascribed to it in Section 9.1(g).

“Specified Availability Amount” means, as of any date of determination (which date of determination shall be the date of the proposed event giving rise to the need to calculate the Specified Availability Amount), the applicable amount set forth below opposite the period in which such date occurs:

Relevant Period	Specified Availability Amount
First Fiscal Quarter of any Fiscal Year	$75,000,000
Second Fiscal Quarter of any Fiscal Year	$155,000,000
Third Fiscal Quarter of any Fiscal Year	$190,000,000
Fourth Fiscal Quarter of any Fiscal Year	$75,000,000

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

Annex A - 39

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Subsidiary Guaranty” means the Subsidiary Guaranty of even date herewith executed by each Subsidiaries of Holdings (other than Canadian HoldCo and the Insignificant Subsidiaries) in favor of Agent, on behalf of itself and Lenders.

“SunGard” means SunGard Availability Services L.P.

“SunGard Agreement” means the Master Agreement for U.S. Availability Services, dated as of October 1, 2006, by and between Holdings and SunGard.

“Supermajority Revolving Lenders” means Lenders having (a) 80% or more of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, 80% or more of the aggregate outstanding amount of the Revolving Loan (with the Swing Line Loan being attributed to the Lender making such Loan) and Letter of Credit Obligations.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swing Line Advance” has the meaning ascribed to it in Section 1.1(c)(i).

“Swing Line Availability” has the meaning ascribed to it in Section 1.1(c)(i).

“Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex J, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

“Swing Line Lender” means GE Capital.

Annex A - 40

“Swing Line Loan” means, as the context may require, at any time, the aggregate amount of Swing Line Advances outstanding to any Borrower or to all Borrowers.

“Swing Line Note” has the meaning ascribed to it in Section 1.1(c)(ii).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed (including without limitation, Canadian Withholding Taxes); provided, that, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business (other than a jurisdiction in which such Person is treated as doing business as a result of its entering into any Loan Document or its participation in the transactions governed thereby) on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Tax-Related Person” means a Person (including a beneficial owner of an interest in a pass-through entity) whose income is realized through or determined by reference to Agent, a Lender or participant of a Lender or any Tax-Related Person of any of the foregoing.

“Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex B, and (d) none of Borrowers shall have any further right to borrow any monies under the Agreement.

“Term Loan Agent” means Silver Point Finance, LLC, as administrative agent and collateral agent under the Term Loan Agreement.

“Term Loan Agreement” means that certain Credit and Guaranty Agreement among certain of the Credit Parties, the Term Loan Lenders, and Term Loan Agent, dated as of the date hereof, in form and substance satisfactory to Agent.

“Term Loan Debt” has the meaning ascribed to it in Section 6.1(c).

“Term Loan Documents” means the Term Loan Agreement and the Credit Documents (as defined in the Term Loan Agreement), in form and substance satisfactory to Agent.

“Term Loan Lenders” means the lenders from time to time party to the Term Loan Agreement.

“Term Loans” means the “Tranche A Term Loans”, “Tranche B-1 Term Loans”, the “Tranche B-2 Term Loans” and the “Revolving Loan”, each as defined in the Term Loan Agreement.

Annex A - 41

“Term Priority Collateral” has the meaning ascribed to it in the Intercreditor Agreement.

“Term Loan Reserve” means, as of any date of determination, the sum of (i) $50,000,000 plus (ii) the outstanding principal amount of the Last-Out Revolving Loans.

“Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Title Policy” has the meaning ascribed to it in Annex D.

“Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Tranche A Term Loan” has the meaning ascribed to it in the Term Loan Agreement.

“Transaction Costs” means the fees, costs and expenses payable by Holdings or any of its Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Term Loan Documents

“U.K. Credit Party” means the U.K. Operating Company and any other Guarantor that is formed under the laws of the United Kingdom or any territory thereof.

“U.K. Employee Benefit Laws” means the Income (Tax and Earnings) Act 2003 (U.K.), the Income and Corporations Taxes Act 1998 (U.K.), the Income Tax (Trading and Other Income) Act 2005 (U.K.), the Finance Act 2003 (U.K.), the Employment Rights Act 1996 (U.K.), the Employment Act 2002 (U.K.), the Pensions Schemes Act 1993 (U.K.), the Pensions Act 1995 (U.K.), the Pensions Act 2004 (U.K.), the Social Security Contributions and Benefits Act 1992 (U.K.), the National Insurance Contributions Act 2002

Annex A - 42

(U.K.), the Companies Act 1985 and 2006 (U.K.), the Financial Services and Markets Act 2000 (U.K.) and all other equivalent statutes governing employee benefits in the United Kingdom, in each case, including any regulations, rules and guidance issued thereunder and in each case, as amended, supplemented and replaced from time to time.

“U.K. Fixed and Floating Security Document” means the English law fixed and floating security document to be granted by the U.K. Credit Parties in favor of Agent, for the benefit of itself and the Lenders, substantially in the form of Exhibit A-4.

“U.K. Guarantors” means the U.K. Operating Company, together with any other U.K. Credit Party executing and delivering the U.K. Fixed and Floating Security Document or any other Guaranty.

“U.K. Obligations” means all Guaranteed Obligations of the U.K. Guarantors with respect to the U.S. Obligations and the Canadian Obligations, including, without limitation, all debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums, liabilities, obligations, indemnifications, fees, charges, costs, expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description, in each case, owing by the U.K. Guarantors to Agent, the Lenders or any of them pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, primary or secondary absolute or contingent, due or to become due, now existing or hereafter arising, or otherwise and including all interest not paid when due and all expenses that the U.K. Guarantors are required to pay or reimburse or perform by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the U.K. Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any proceedings under the Bankruptcy Code.

“U.K. Operating Company” means Handleman UK Limited, a company organized under the laws of England and Wales.

“U.K. Security Documents” means the U.K. Fixed and Floating Security Document and any other security document, including any U.K. Share Charge, that may at any time be given as security for any of the U.K. Obligations pursuant to on in connection with any Loan Document.

“U.K. Share Charge” means any English law share charge to be granted by a Credit Party (other than Canadian HoldCo) that hold the shares of a Person organized under the laws of England and Wales in favor of Agent, for the benefit of itself and the Lenders, substantially in the form of Exhibit A-5.

“U.S. Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent, any Lender or any Secured Swap Provider, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit

Annex A - 43

agreement or other instrument, arising under the Agreement, any of the other Loan Documents or any Secured Rate Contract. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, hedging obligations under swaps, caps and collar arrangements provided by any Lender in accordance with the terms of the Agreement, expenses, reasonable attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement, any of the other Loan Documents or any Secured Rate Contract, in each case other than the U.K. Obligations and the Canadian Obligations.

“U.S. Pledge and Security Agreement” means the U.S. Pledge and Security Agreement to be executed by each Borrower, Holdings, and each Domestic Subsidiary of Holdings that is a Guarantor substantially in the form of Exhibit A-6, as it may be amended, supplemented or otherwise modified from time to time.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

Annex A - 44

ANNEX B (SECTION 1.2)

TO

CREDIT AGREEMENT

LETTERS OF CREDIT

a. Issuance. Subject to the terms and conditions of the Agreement, Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower Representative on behalf of the applicable Borrower and for such Borrower’s account, Letter of Credit Obligations with respect to Letters of Credit issued by L/C Issuer for such Borrower’s account. Each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) seven million five hundred thousand dollars ($7,500,000) (the “L/C Sublimit”) and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan, and (iii) the Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by the Agent and L/C Issuer, in their respective sole discretion (including with respect to customary evergreen provisions), and neither Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

b. (i) Advances Automatic; Participations. In the event that the L/C Issuer makes or is required to make any payment on or pursuant to any Letter of Credit, (1) it shall promptly notify Agent and Borrower Representative thereof, (2) Agent shall pay the L/C Issuer the amount of such payment within one Business Day after receipt of such notice, (3) such payment shall be deemed to be a Revolving Credit Advance to the applicable Borrower under Section 1.1(a) of the Agreement, regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding any Borrower’s failure to satisfy the conditions precedent set forth in Section 2, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Revolving Lender to make available to Agent for Agent’s own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent to the L/C Issuer shall not relieve any other Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Pro Rata Share of any such payment.

(ii) If any Borrower shall be unable to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Section 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to the L/C Issuer, then

Annex B - 1

(A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from the L/C Issuer an undivided interest and participation equal to such Revolving Lender’s Pro Rata Share (based on its Revolving Loan Commitment) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from the L/C Issuer) an undivided interest and participation in such Revolving Lender’s Pro Rata Share (based on its Revolving Loan Commitment) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances, and Agent shall reimburse the L/C Issuer for such payment and disbursements as set forth in clause (i) above.

(iii) The obligations of Lenders under clauses (i) and (ii) above shall be for the benefit of Agent and L/C Issuer and may be enforced by L/C Issuer.

c. Cash Collateral.

(i) If Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement, including Section 8.2, prior to the Commitment Termination Date, each Borrower will pay to Agent for the ratable benefit of itself and Revolving Lenders cash or cash equivalents acceptable to Agent (“Cash Collateral”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of such Borrower. Such Cash Collateral shall be held by Agent and pledged to, and subject to the control of, Agent, for the benefit of Agent, Lenders and L/C Issuer. Each Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such Cash Collateral and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

(ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrowers shall either (A) provide Cash Collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver to L/C Issuer a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent and L/C Issuer in their respective sole discretion.

Annex B - 2

(iii) From time to time after funds are deposited as Cash Collateral by any Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds then held by it to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by such Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of such Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of such Borrower, to any other Obligations of any Borrower then due and payable.

(iv) No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the Cash Collateral, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrowers to Agent and Lenders in respect thereof, any remaining Cash Collateral shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrowers or as otherwise required by law. Interest earned on Cash Collateral shall be held as additional collateral.

d. Fees and Expenses. Borrowers agree to pay to Agent, for the benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each month and on the Commitment Termination Date. In addition, Borrowers shall pay to the L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of the L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

e. Request for Incurrence of Letter of Credit Obligations. Borrower Representative shall give Agent at least two (2) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed Application for Standby Letter of Credit or Application in the form of Exhibit B-1. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower Representative and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower Representative, Agent and the L/C Issuer.

f. Obligation Absolute. The obligation of Borrowers to reimburse Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrowers and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

Annex B - 3

(ii) the existence of any claim, setoff, defense or other right that any Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or the L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default has occurred and is continuing.

g. Indemnification; Nature of Lenders’ Duties.

(i) In addition to amounts payable as elsewhere provided in the Agreement, Borrowers hereby agree to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of the L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

(ii) As between Agent and any Lender and Borrowers, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries, of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or

Annex B - 4

forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any Lender’s rights or powers hereunder or under the Agreement.

(iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of the L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and the L/C Issuer, including a Master Standby Agreement entered into with L/C Issuer.

(h) Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document issued in connection with such Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Annex B - 5

ANNEX C (SECTION 1.8)

TO

CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

Except as otherwise provided in Section 6.6(a), each Borrower shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

a. On or before the Closing Date and until the Termination Date, each Borrower shall (i) establish lock boxes (“Lock Boxes”) or at Agent’s discretion, blocked accounts (“Blocked Accounts”) at one or more of the banks set forth on Schedule 5.15, and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in such Borrower’s name or any such Subsidiary’s name and at a bank identified on Schedule 5.15 (each, a “Relationship Bank”). On or before the Closing Date, each Borrower shall have established a concentration account in its name (each a “Concentration Account” and collectively, the “Concentration Accounts”) at the bank or banks that shall be designated as the Concentration Account bank for each such Borrower on Schedule 5.15 (each a “Concentration Account Bank” and collectively, the “Concentration Account Banks”), which banks shall be reasonably satisfactory to Agent.

b. Each Borrower may maintain, in its name, an account (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at a bank reasonably acceptable to Agent into which Agent shall, from time to time, deposit proceeds of Revolving Credit Advances and Swing Line Advances made to such Borrower pursuant to Section 1.1 for use by such Borrower solely in accordance with the provisions of Section 1.4.

c. On or before the Closing Date (or such later date as Agent shall consent to in writing), each Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and the Lenders, and the applicable Borrower and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable Concentration Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, (iii) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, such bank agrees to forward immediately all amounts in each Blocked

Annex C - 1

Account (other than Disbursement Accounts) to such Borrower’s Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account into the applicable Concentration Account and (B) with respect to each Concentration Account Bank, such bank agrees to immediately forward all amounts received in the applicable Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account and (iv) from and after any Event of Default, with respect to banks at which Disbursement Accounts are maintained, each such bank agrees to forward, at the request of Agent, all amounts in each Disbursement Account to the Collection Accounts or the Concentration Account through daily sweeps. No Borrower shall, or shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

d. So long as no Default or Event of Default has occurred and is continuing, Borrowers may amend Schedule 5.15 to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, the applicable Borrower or its Subsidiaries, as applicable, and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent. Borrowers shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.

e. The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each Borrower and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents.

f. All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

g. Each Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Borrower (each a “Related Person”) to (i) hold in trust for Agent, for the benefit of itself and the Lenders, all checks, cash and other items of payment received by such Borrower or any such Related Person, and (ii) within one (1) Business Day after receipt by such Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a

Annex C - 2

Blocked Account of such Borrower. Each Borrower on behalf of itself and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

h. So long as no Default or Event of Default has occurred and is continuing or would not result therefrom, upon the prior written request by Borrower Representative, Agent shall release any Blocked Cash to Borrowers and instruct the applicable depository bank to transfer such funds as requested in accordance with the instructions received from the Borrower Representative; provided, that (i) Agent shall have received at least 2 Business Days (or such greater period as may be required by the applicable depository bank) advance written notice of such request, and (ii) such requested transfer, and the use of the proceeds therefrom, is otherwise permitted under the terms and conditions of this Agreement.

Annex C - 3

ANNEX D (SECTION 2.1(A))

TO

CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

a. Appendices. All Appendices to the Agreement, in form and substance satisfactory to Agent.

b. Revolving Notes and Swing Line Notes. Duly executed originals of the Revolving Notes and Swing Line Notes for each applicable Lender, dated the Closing Date.

c. Security Agreement. Duly executed originals of the U.S. Pledge and Security Agreement, the Canadian Guarantee and the Canadian Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

d. Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as reasonably requested by Agent, in favor of Agent, on behalf of Lenders.

e. Security Interests and Code Filings.

(i) Evidence satisfactory to Agent that Agent (for the benefit of itself and the Lenders) has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and PPSA and other registration and/or financing statements and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code, PPSA, judgment and tax lien search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements or other similar registration statements , none of which shall cover the Collateral, except for those relating to the Existing Indebtedness (all of which shall be terminated on the Closing Date) and Permitted Liens.

(ii) Evidence reasonably satisfactory to Agent, including copies of all UCC-1, PPSA and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

Annex D - 1

(iii) Control Letters from (i) all issuers of uncertificated securities and financial assets held by each Borrower, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of each Borrower, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Borrower.

f. Payoff Letter; Termination Statements. Copies of a duly executed payoff letter, in form and substance reasonably satisfactory to Agent, by and between all parties to the Existing Credit Documents evidencing repayment in full of all Existing Indebtedness, together with (a) UCC-3, PPSA financing change statements or other appropriate termination statements, as reasonably requested by Agent, each in form and substance satisfactory to Agent, manually signed by the Existing Lender (if required) releasing all liens of such “Administrative Agent” upon any of the personal property of each Credit Party, and (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of the Existing Lender or relating to the Existing Indebtedness.

g. Intellectual Property Security Agreements. Duly executed originals of Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements, (and Notice of Security Interests in the Canadian Intellectual Property) each dated the Closing Date and signed by each Credit Party which owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

h. Holdings Guaranty. Duly executed originals of the Holdings Guaranty, dated the Closing Date, and all documents, instruments and agreements executed pursuant thereto.

i. Subsidiary Guaranty. A Subsidiary Guaranty executed by each Guarantor Subsidiary in favor of Agent, for the benefit of itself and the Lenders.

j. Initial Borrowing Base Certificate. Duly executed originals of an initial Borrowing Base Certificate, dated the Closing Date, reflecting information concerning Eligible Accounts and Eligible Inventory of such Borrower as of a date not more than seven (7) days prior to the Closing Date.

k. Initial Notice of Revolving Credit Advance. Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Credit Advance to be requested by Borrower Representative on the Closing Date.

l. Letter of Direction. Duly executed originals of a letter of direction from Borrower Representative addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the initial Revolving Credit Advance.

m. Cash Management System; Blocked Account Agreements. Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C have been established and are currently being maintained in the manner set forth in Annex C, together with copies of duly executed tri-party blocked account and lock box agreements, reasonably satisfactory to Agent, with the banks as required by Annex C.

Annex D - 2

n. Charter and Good Standing. For each Credit Party, such Person’s (a) charter and all amendments thereto (including unanimous shareholder agreements or declarations for Canadian Credit Parties), (b) good standing (or the equivalent) certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

o. Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors, approving and authorizing the execution, delivery and performance of the Loan Documents and the Term Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

p. Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

q. Intentionally Omitted.

r. Accountants’ Letters. A letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Agent and Lenders in accordance with Section 4.2.

s. Appointment of Agent for Service. On the Closing Date, Agent shall have received evidence that each of the Canadian Operating Company and the U.K. Operating Company has appointed an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give Agent notice of any resignation of such service agent or other termination of the agency relationship.

t. Fee Letter. Duly executed originals of the GE Capital Fee Letter.

u. Officer’s Certificate. Agent shall have received duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer of Holdings, dated the Closing Date, stating that, since January 31, 2007 (a) except to the extent disclosed in

Annex D - 3

the Projections delivered to Agent prior to the Closing Date, no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) no litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (c) there have been no Restricted Junior Payments made by any Credit Party; (d) before and after giving effect to the transactions contemplated by the Credit Agreement, each Credit Party will be Solvent, and (e) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of any Borrower or any of its Subsidiaries.

v. Waivers. Agent, on behalf of Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance reasonably satisfactory to Agent, in each case as required pursuant to Section 5.10.

w. Mortgages. Mortgages covering all of the Real Estate Assets (the “Closing Date Mortgaged Property”) together with: (a) title insurance policies (“Title Policies”), current as-built surveys, zoning letters, flood insurance (if applicable) and certificates of occupancy, in each case reasonably satisfactory in form and substance to Agent, in its sole discretion; (b) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable first priority lien (subject to Permitted Liens) on each Closing Date Mortgaged Property in favor of Agent, for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law); and (c) an opinion of counsel in each jurisdiction in which any Closing Date Mortgaged Property is located in form and substance and from counsel reasonably satisfactory to Agent.

x. Subordination and Intercreditor Agreements. Agent and Lenders shall have received the Intercompany Subordination Agreement and the Intercreditor Agreement, each in form and substance reasonably satisfactory to Agent, in its sole discretion, as Agent shall have deemed necessary or appropriate with respect to any Indebtedness of any Credit Party.

y. Environmental Reports. Agent shall have received Phase I Reports, and applicable Environmental Law, on all of the Real Estate Assets, dated no more than 6 months prior to the Closing Date, prepared by environmental engineers reasonably satisfactory to Agent, all in form and substance reasonably satisfactory to Agent, in its sole discretion; and Agent shall have further received such environmental review and audit reports, including Phase II reports, with respect to the Real Estate Assets of any Credit Party as Agent shall have requested, and Agent shall be satisfied, in its sole discretion, with the contents of all such environmental reports. Agent shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to Agent, authorizing Agent and Lenders to rely on such reports.

z. Appraisals. Agent shall have received appraisals as to all Equipment, all Inventory and as to each of the Closing Date Mortgaged Property, each of which shall be in form and substance reasonably satisfactory to Agent.

aa. Audited Financials; Financial Condition. Agent shall have received the Financial Statements, Projections and other materials set forth in Section 3.7, certified by Borrower Representative’s Chief Financial Officer, in each case in form and substance reasonably

Annex D - 4

satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of each Borrower, based on such Pro Forma and Projections, to the effect that (a) such Borrower will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of such Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (c) the Projections are based upon estimates and assumptions stated therein, all of which such Borrower believes to be reasonable and fair in light of current conditions and current facts known to such Borrower and, as of the Closing Date, reflect such Borrower’s good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; (d) the Fair Salable Balance Sheet was prepared on the same basis as the Pro Forma, except that Borrowers’ assets are set forth therein at their fair salable values on a going concern basis, and the liabilities set forth therein include all contingent liabilities of Borrower stated at the reasonably estimated present values thereof; and (e) containing such other statements with respect to the solvency of such Borrower and matters related thereto as Agent shall request.

bb. Master Standby Agreement. A Master Agreement for Standby Letters of Credit among Borrowers and GE Capital Financial Inc.

cc. Term Loan Agreement.

(i) Agent shall have received a fully executed copy of the Term Loan Agreement and each other Term Loan Document executed in connection therewith, certified as true and correct by an Authorized Officer of Holdings. Each Term Loan Document shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Agent and no provision thereof shall have been modified or waived in any respect determined by Agent to be material, in each case without the consent of Agent.

(ii) Agent shall have received evidence satisfactory to it that all conditions to the closing of the transactions contemplated by the Term Loan Documents (other than the funding of the Loans hereunder) have been satisfied, and that upon the closing thereof, the Borrowers will receive gross proceeds of at least $90,000,000 pursuant to the Term Loan Commitments (as defined in the Term Loan Agreement) and have borrowing availability of $50,000,000 under the Last-Out Revolving Loans, and Agent shall have received a certificate from an Authorized Officer of Holdings so stating.

dd. Organizational Documents of Canadian HoldCo. Canadian HoldCo shall have amended its Organizational Documents in form and substance reasonably satisfactory to Agent, and shall have delivered such amended Organizational Documents to Agent.

ee. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Agent may reasonably request.

Annex D - 5

ANNEX E (SECTION 4.1(A))

TO

CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

Borrowers shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

a. Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each Fiscal Month (including Fiscal Months which began prior to the Closing Date), the consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Month and the related consolidated and consolidating statements of income, stockholders equity and cash flows of Holdings and its Subsidiaries for such Fiscal Month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto and any other operating reports prepared by management for such period;

b. Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

c. Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements an unqualified opinion thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Agent (which opinion shall not contain any explanatory paragraph or paragraph of emphasis with respect to going concern, scope of audit or otherwise), and shall state that such

Annex E - 1

consolidated financial statements fairly present, in all material respects, the financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with the standards of the Public Company Account Oversight Board (United States)) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of Section 6.7 and Annex G (and the defined terms contained therein), (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 6.7 or Annex G has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that Holdings and its Subsidiaries have failed to comply with the terms, covenants, provisions or conditions contained in Section 6.7 or Annex G of this Agreement insofar as such provisions relate to accounting matters, and (4) if Holdings is then subject to Section 404 of the Sarbanes Oxley Act of 2002, a report on the effectiveness of Holdings’ internal control over financial reporting;

d. Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to paragraphs (a), (b) and (c) of this Annex E, a duly executed and completed Compliance Certificate;

e. Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to paragraph (b) or (c) of this Annex E will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Agent;

f. Notice of Default. Prompt written notice (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or any of its Subsidiaries with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, or (iv) the occurrence of any Internal Control Event which is required to be publicly disclosed of which any officer of Holdings or any of its Subsidiaries has knowledge which notice shall be accompanied by a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Credit Parties have taken, are taking and propose to take with respect thereto;

g. Notice of Litigation. Prompt written notice of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by Holdings to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or

Annex E - 2

(ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or which arises in respect of any material Indebtedness of Holdings or its Subsidiaries or alleges any criminal misconduct by any Credit Party together in each case with such other information as may be reasonably available to Holdings or any of its Subsidiaries to enable Lenders and their counsel to evaluate such matters;

h. ERISA. (i) Upon the earlier of (x) an occurrence of or (y) knowledge that there may be an occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent shall reasonably request;

i. Financial Plan. As soon as practicable and in any event no later than the first day of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated and consolidating balance sheet and forecasted consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each Fiscal Month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.7 through the final maturity date of the Loans, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Agent and accompanied by a certificate from the chief financial officer of Holdings certifying that the projections contained therein are based upon good faith estimates and assumptions believed by Holdings to be reasonable at the time made and at the time of delivery thereof;

j. Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;

k. Notice of Change in Board of Directors or Similar Governing Body. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Holdings or any of its Subsidiaries;

Annex C - 3

l. Notices Regarding Material Contracts and Material Customers. Promptly, and in any event within two (2) Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or that could reasonably be expected to be adverse to Agent or the Lenders, (ii) after receiving or sending any notice of default with respect to any Material Contract of Holdings or any of its Subsidiaries, (iii) after receiving any material notice or other material communication from any Material Customer, including, without limitation, any quarterly or annual performance review from any such Material Customer, or after sending any material notice or other material communication to any Material Customer, or (iv) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments, such notices or other communications or new contracts, delivered to Agent, and an explanation of any actions being taken with respect thereto;

m. Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any Environmental Liabilities of Holdings or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

n. Tax Returns. As soon as practicable and in any event within fifteen (15) days following the filing thereof, copies of each federal income or corporate tax return (and in the case of any Canadian Credit Party, each provincial income or corporate tax return) filed by or on behalf of any Credit Party;

o. Good Standing Certificates. Within thirty (30) days after the last day of each Fiscal Quarter, a certificate of good standing (or non-U.S. equivalent thereof) for each Credit Party from the appropriate governmental officer in its jurisdiction of incorporation, formation or organization;

p. Violations of Terrorism Laws. Promptly (i) if any Credit Party obtains knowledge that any Credit Party or any Person which owns, directly or indirectly, any Stock of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, such Credit Party will notify Agent and (ii) upon the request of any Lender, such Credit Party will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act;

q. Appraisals and Field Examinations.

(i) Real Estate Appraisals. Each year, commencing with the Fiscal Year ended May 3, 2008, not later than the date by which the annual financial statements are required to be delivered hereunder pursuant to paragraph (c) of this Annex E, the Credit Parties shall deliver to Agent, at the sole cost and expense of such Credit Parties, an appraisal report, performed by appraisers selected by Agent, which appraisal shall reflect the fair market value of the real property owned by the Credit Parties, in form and substance satisfactory to Agent;

Annex E - 4

(ii) Inventory Appraisals. Each Credit Party, at its own expense, shall deliver to Agent such appraisals of its Inventory as Agent may request from time to time (provided that, so long as no Default or Event of Default shall have occurred and be continuing, Credit Parties shall not be required to reimburse Agent for more than four (4) appraisals per Fiscal Year, three (3) of which may be desktop appraisals), such appraisals to be conducted by an appraiser, and in form, scope and substance reasonably satisfactory to Agent; and

(iii) Periodic Field Examinations. From time to time as Agent may reasonably request, at Credit Parties sole cost and expense (including, without limitation, field audit charges of (a) $950 per diem per internal auditor (or the then prevailing rate charged by Agent, whichever is greater) and/or (b) the actual prevailing rate charged by any external auditor, plus, in each case, the actual out-of-pocket expenses), each Credit Party shall assist Agent and its representatives (provided that Agent shall use commercially reasonable efforts to engage its internal audit staff to perform such field exams) in field exams and collateral inspections to be performed by Agent or its representatives, such field exams to be in form, scope and substance reasonably satisfactory to Agent (provided that, so long as no Default or Event of Default shall have occurred and be continuing, Credit Parties shall not be required to reimburse Agent for more than four (4) field exams per Fiscal Year).

r. SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person;

s. Term Loan Agreement and Equity Notices. To Agent, as soon as practicable, copies of all written notices given or received by any Credit Party with respect to any Term Loan Document or Stock of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Term Loan Document, notice of such event of default; and

t. Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries; (B) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Credit Party (other than any routine inquiry); (C) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters) submitted to any Credit Party by its auditors in connection with any annual or interim audit of the books thereof; (D) promptly upon receipt or delivery

Annex E - 5

thereof, copies of all documents received or delivered in connection with the Term Loan Documents; (E) promptly upon request by Agent, evidence reasonably acceptable to Agent of all checks written on any Canadian or United Kingdom Blocked Accounts, and (F) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Agent.

Annex E - 6

ANNEX F (Section 4.1(b))

TO

CREDIT AGREEMENT

COLLATERAL REPORTS

Borrowers shall deliver or cause to be delivered the following:

a. Borrowing Base Certificate. On (i) Wednesday of each week (and, together with each Notice of Revolving Credit Advance), current as of the close of business on the last Business Day of the immediately preceding week, a Borrowing Base Certificate, supported by schedules showing the derivation thereof and containing such detail and other information as Agent may reasonably request from time to time and (ii) the twentieth day of each Fiscal Month or, if such date is not a Business Day, the next succeeding Business Day, a Borrowing Base Certificate, current as of the close of business on the last Business Day of the immediately preceding Fiscal Month, supported by schedules showing the derivation thereof and containing such detail and other information as Agent may reasonably request from time to time, together with all accrual updates since the previous Borrowing Base Certificate delivered pursuant to this paragraph (a)(ii); provided that (1) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by Agent but not including the date on which a subsequent Borrowing Base Certificate is received by the Agent, unless Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof and (2) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, the Agent’s good faith business judgment shall control.

b. Inventory Report. Together with each Borrowing Base Certificate, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

c. Aging Reports. Together with each delivery of financial statements of Holdings and each other Credit Party pursuant to paragraphs (a), (b) and (c) of Annex E, (and, in the case of clause (ii) and (iii) below, with each delivery of each monthly Borrowing Base Certificate in accordance with this Annex F, and in the case of clause (i) below, commencing with financial statements of Holdings delivered on or after June 30, 2007): (i) a summary of the Accounts aging report of each Credit Party as of the end of such period; (ii) a summary of accounts payable aging report of each Credit Party as of the end of such period, (iii) a detailed calculation of the Dilution for the period then ended, including a break-down by operating Subsidiary; and (iv) a report listing all Inventory of the Credit Parties, and containing a breakdown of such Inventory by type and amount, the cost and the current market value thereof (by location) and such other information as Agent may request, in each case, all in detail and in form and substance reasonably satisfactory to Agent.

Annex F - 1

d. Information Regarding Collateral. Each Credit Party will furnish to Agent not less than 30 days’ prior written notice of any change (i) in such Credit Party’s corporate name, (ii) in such Credit Party’s identity or corporate structure, (iii) in such Credit Party’s federal taxpayer identification number, (iv) in such Credit Party’s location (as defined in the PPSA), head office or chief executive office, or (v) in the location of any material assets of such Credit Party. Each Credit Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Code, PPSA or otherwise that are required in order for Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Each Credit Party will furnish to Agent prompt written notice of any Lien (other than Permitted Liens) or claims made or asserted against any Collateral or interest therein. Each Credit Party also agrees promptly to notify Agent in writing if any Collateral having a fair market value in excess of $100,000 is lost, damaged or destroyed.

e. Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to paragraph (c) of Annex E, each Credit Party shall deliver to Agent an Officer’s Certificate either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes.

f. Other Collateral Reports.

(i) To Agent, on Wednesday of each week or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to each Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts of such Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the applicable Borrower as of the last day of the immediately preceding week or the date two (2) days prior to the date of any such request;

(ii) To Agent, at the time of delivery of each of the monthly or annual Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of each Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright or other Intellectual Property filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Month;

(iii) Each Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that such Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and is continuing, each Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);

Annex F - 2

(iv) Each Borrower, at its own expense, shall deliver to Agent up to four (4) inventory appraisals per calendar year (three (3) of which may be desktop appraisals) as Agent may request at any time (provided that the number of appraisals shall not be limited after the occurrence and during the continuance of an Event of Default), such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; and

(v) Such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

Annex F - 3

ANNEX G (SECTION 6.10)

TO

CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Consolidated Adjusted EBITDA. If, at any time (i) on or prior to April 30, 2008, the sum of (A) Qualified Cash plus (B) Borrowing Availability (after giving effect to the Term Loan Reserve, the Incremental Availability Reserve, the Minimum Availability Amount and all other Reserves then in effect ), at such time is less than $13,000,000, or (ii) after April 30, 2008, the sum of (A) Qualified Cash plus (B) Borrowing Availability (after giving effect to the Term Loan Reserve, the Incremental Availability Reserve, the Minimum Availability Amount and all other Reserves then in effect ), at such time is less than $18,000,000 (any such date on which the sum of (A) Qualified Cash plus (B) Borrowing Availability is less than the amount set forth in clauses (i) and (ii) above, an “EBITDA Testing Date”), Holdings shall not permit Consolidated Adjusted EBITDA as at the end of the most-recently-ended Fiscal Month prior to the EBITDA Testing Date for which financial statements have been (or were required to be) delivered to Agent pursuant to Annex E, for the trailing twelve-month period then ended to be less than the correlative amount indicated below:

Fiscal Month Ended	Consolidated Adjusted EBITDA
April 28, 2007	$7,000,000
June 2, 2007	$7,000,000
June 30, 2007	$7,000,000
July 28, 2007	$7,000,000
September 1, 2007	$10,000,000
September 29, 2007	$10,000,000
October 27, 2007	$10,000,000
December 1, 2007	$15,000,000
December 29, 2007	$15,000,000
January 31, 2008	$15,000,000
March 8, 2008	$20,000,000
April 5, 2008	$20,000,000
May 3, 2008	$20,000,000
June 7, 2008 and each Fiscal Month ended thereafter	$25,000,000

(b) Maximum Consolidated Capital Expenditures. Holdings shall not make or incur any Capital Expenditures. Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for all of its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year:

Annex G - 1

Fiscal Year	Consolidated Capital Expenditures
Fiscal Year ended May 3, 2008	$15,000,000
Fiscal Year ended on or about April 30, 2009	$12,000,000
Fiscal Year ended on or about April 30, 2010 and each Fiscal Year thereafter	$11,000,000

(c) Maximum Lease Obligations. Holdings shall not create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any personal property under leases or agreements to lease other than (A) obligations in respect of Capital Leases which would not cause the aggregate amount of all obligations under Capital Leases entered into after the Closing Date owing by Holdings and its Subsidiaries in the aggregate in any Fiscal Year to exceed the amounts set forth in paragraph (b) of this Annex G, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by Holdings and its Subsidiaries in the aggregate in any Fiscal Year to exceed $10,000,000.

(d) Minimum Availability. The Credit Parties shall not permit Borrowing Availability (without duplication, after giving effect to the Term Loan Reserve, the Incremental Availability Reserve, the Minimum Availability Amount and all other Reserves then in effect) to be less than zero.

(e) Maximum License Advances and Software Development Costs. Holdings shall not, and shall not permit its Subsidiaries to, make or incur License Advances and Software Development Costs, in any Fiscal Year, in an aggregate amount for it and all of its Subsidiaries in excess of $10,000,000.

(f) Certain Calculations. For purposes of determining compliance with (i) the financial covenants set forth in this Annex G, (ii) the Fixed Charge Coverage Ratio requirements, and (iii) Borrowing Availability, in each case, in connection with a proposed Permitted Acquisition or a proposed Restricted Junior Payment, Consolidated Adjusted EBITDA, the components of Consolidated Fixed Charges and Borrowing Availability shall be calculated with respect to such period on a pro-forma basis (including pro forma adjustments approved by Agent in its sole discretion) using the historical audited (if available) financial statement of any business so acquired or to be acquired (in connection with a proposed Permitted Acquisition) and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if the Permitted Acquisition or Restricted Junior Payment had been consummated at the beginning of such period.

Annex G - 2

(g) Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of Consolidated Adjusted EBITDA in such period. If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

Annex G - 3

ANNEX H (Section 9.9(a))

TO

CREDIT AGREEMENT

WIRE TRANSFER INFORMATION

Name:	General Electric Capital Corporation
Bank:	DeutscheBank Trust Company Americas
New York, New York
ABA #:	021001033
Account #:	50279513
Account Name:	GECC CFS CIF Collection Account
Reference:	CFN 8731 (Handleman)

Annex H - 1

ANNEX I (SECTION 11.10)

TO

CREDIT AGREEMENT

NOTICE ADDRESSES

(A) If to Agent or GE Capital, at

General Electric Capital Corporation

500 W. Monroe

Chicago, IL 60661

Attention: Handleman Account Manager

Telecopier No.: 312-463-3840

Telephone No.: 312-441-7781

and

General Electric Capital Corporation

401 Merritt Seven, Second Floor

Norwalk, Connecticut 06851

Attention: Corporate Counsel – Corporate Lending

Telecopier No.: 203-956-4001

Telephone No.: 203-229-1492

and (which notice shall not constitute notice to Agent or GE Capital)

Paul, Hastings, Janofsky & Walker LLP

600 Peachtree Street, Suite 2400

Atlanta, Georgia 30305

Attention: Jesse H. Austin, III, Esq.

Telecopier No.: 404-815-2424

Telephone No.: 404-815-2400

(B) If to any Credit Party, to Borrower Representative, at

Handleman Company

500 Kirts Blvd.

Troy, Michigan 48084

Attention: Chief Executive Officer

Telecopier: (248) 362-6427

Telephone No.:

Annex I - 1

and

Handleman Company

500 Kirts Blvd.

Troy, Michigan 48084

Attention: Chief Financial Officer

Telecopier: (248) 362-1713

Telephone No.:

with copies to:

Honigman Miller Schwartz & Cohn LLP

660 Woodward Avenue

2290 First National Building

Detroit, MI 48226-3506

Attention: Donald J. Kunz, Esq.

Telecopy Number: (313) 465-7455

Annex I - 2

ANNEX J (FROM ANNEX A—COMMITMENTS DEFINITION)

TO

CREDIT AGREEMENT

COMMITMENTS AS OF THE CLOSING DATE

Revolving Loan Commitment	Lender(s)
$110,000,000 (including a Swing Line Commitment of $25,000,000)	General Electric Capital Corporation

Annex J - 1